Exhibit 10.1

AGREEMENT OF SALE AND PURCHASE

BETWEEN

WACHOVIA BANK, NATIONAL ASSOCIATION (“SELLER”)

AND

FIRST STATES INVESTORS 3300, LLC (“PURCHASER”)

Dated: May 10, 2004

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24.	Further Assurances	49

25.	Lease Agreements, Leases, Overleases and the Master Agreement.	49

26.	Capital Amount	55

27.	Architect’s Reports.	56

28.	Purchase Option/Right of First Offer	58

A.	Purchase Option in favor of SB Jax, Ltd.	58

29.	Miscellaneous.	63

30.	Purchaser’s Representations	65

31.	Seller’s Representations	66

32.	Indemnification	66

33.	Marketing/Confidentiality.	67

34.	Seller’s Substitution Right	68

35.	Linked Properties.	68

36.	Property Audits	69

37.	No Offer	69

38.	No Liability	69

39.	Radon Notice	69

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AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (“Agreement”) is made and entered into as of May 10, 2004, by and between WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, having an address at 225 Water Street, 8th Floor, Jacksonville, Florida 32202 (“Seller”), and FIRST STATES INVESTORS 3300, LLC, a Delaware limited liability company having an address c/o First States Group, L.P., at 1725 The Fairway, Jenkintown, Pennsylvania 19046 (“Purchaser”). Terms with initial capital letters shall have the meanings assigned to such terms in Section 1.

BACKGROUND

A. Seller owns the Properties identified on the Property Information Schedule (hereinafter defined).

B. Seller desires to sell the Properties to Purchaser, and Purchaser desires to purchase the Properties from Seller, all on the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Seller and Purchaser, intending to be legally bound hereby, agree as follows:

1.	Defined Terms. The following terms shall have the meanings set forth below when used in this Agreement:

“Actual Capital Work Completion Amount” shall have the meaning given such term in Section 26(b).

“Additional Rent” shall have the meaning given such term in the Lease Agreement.

“Adjusted Allocated Purchase Price” shall mean, with respect to each Demising Work Property, an amount equal to what would have been the Allocated Purchase Price therefor (determined in accordance with the provisions of Section 4(c)), prior to the deduction of Estimated Tenant Reimbursement Amount in accordance with the provisions of Section 4(c).

“Agreement” shall have the meaning given such term in the parties paragraph.

“Aggregate Percentage” shall have the meaning given such term in the definition of Cap Rate.

“Aggregate Percentage Condition” shall have the meaning given such term in Section 2(c)(iii).

“Allocated Deposit” shall mean, for each Property, an amount equal to two percent (2%) of the Initial Estimated Purchase Price.

“Allocated Purchase Price” shall mean, for each Property, the amount determined as set forth in Section 4 of this Agreement.

“Annual Basic Rent” shall have the meaning ascribed thereto in the Lease Agreement.

“Approved Architects” shall have the meaning given such term in Section 27(a).

“Approved Contractors” shall have the meaning given such term in Section 19(b)(ii).

“Approved Lease” shall have the meaning given such term in Section 8(b).

“Appurtenances” shall have the meaning given such term in Section 3(a)(ii).

“Architect’s Report” shall have the meaning given such term in Section 27(a).

“Assignee” shall have the meaning given such term in Section 27(d).

“Assignment and Assumption of Leases” shall have the meaning given such term in Section 9(a)(iv).

“ATM” means automatic teller machines.

“BOMA Standard” shall mean in accordance with the Standard Method for Measuring Floor Area in Office Buildings, Z65.1 (1989), promulgated and issued by the Building Owners and Managers Association.

“Buildings” shall have the meaning given such term in Section 3(a)(iii).

“Business Day” shall mean any day other than a Saturday, Sunday or day upon which banks in New York, New York are authorized or required by law to be closed.

“Cap Rate” shall mean 0.0719 if the aggregate of all Occupancy Percentages (hereinafter “Aggregate Percentage”) equals 100% on the Closing Date, 0.077 if the Aggregate Percentage is less than 100% but greater than or equal to 93% on the Closing Date, 0.078 if the Aggregate Percentage is less than 93% but greater than or equal to 86% on the Closing Date, 0.079 if the Aggregate Percentage is less than 86% but greater than or equal to 79% on the Closing Date, 0.080 if the Aggregate Percentage is less than 79% but greater than or equal to 72% on the Closing Date and 0.082 if the Aggregate Percentage is less than 72% but greater than or equal to 65% on the Closing Date, 0.085 if the Aggregate Percentage is less than 65% but greater than or equal to 58% on the Closing Date.

“Capital Amount” shall have the meaning given such term in Section 26(a).

“Capital Work” shall have the meaning given such term in Section 26(a).

“Capital Work Contracts” shall have the meaning given such term in Section 26(b).

“CERCLA” shall have the meaning given such term in Section 18(b).

“Closing” shall have the meaning given such term in Section 6.

“Closing Date” shall mean the first Business Day which is thirty (30) Business Days after the expiration of the last Due Diligence Period provided for under the terms of this Agreement, subject to adjournment in accordance with the terms of this Agreement.

“Commitment” shall have the meaning given in Section 7(b).

“Condo OP Outside Date” shall have the meaning given such term in Section 28(B)(g).

“Condo Option Holder” shall have the meaning given such term in Section 28(B)(a)(i).

“Condo Purchase Option” shall have the meaning given such term in Section 28(B)(a)(iv).

“Condominium Documents” shall mean that certain Master Deed of Nations Plaza Horizontal Property Regime, Spartanburg, South Carolina, dated as of June 1, 1988 and recorded in the Office of the Recorder of Mesne Conveyances of Spartanburg, South Carolina in Deed Book 54-R, Page 12, as modified by First Amendment to Master Deed of Nations Plaza Horizontal Property Regime dated April 9, 1989 and recorded in the aforesaid Recorder’s Office in Deed Book 55-H, Page 500, as further modified by First Supplement to Master Deed of Nations Plaza Horizontal Property Regime dated as of February 28, 1991 and recorded in the aforesaid Recorder’s Office in Deed Book 7-R, Page 12, along with the by-laws and other constituent documents of the condominium created thereby.

“Consent” shall have the meaning given such term in Section 25(k).

“Consultation Period” shall have the meaning given such term in Section 27(c).

“Dedicated Parking Areas” shall have the meaning given such term in Section 25(o).

“Contract Assignment and Assumption” shall have the meaning given such term in Section 29(d).

“Deeds” shall have the meaning given such term in Section 9(i).

“Demising Work” shall have the meaning given such term in the Lease Agreement.

“Demising Work Costs” shall have the meaning given such term in the Lease Agreement.

“Demising Work Property” shall mean a Property containing both Leased Premises and Release Premises.

“Demising Work Properties” shall mean each and every Demising Work Property.

“Documents” shall have the meaning given such term in Section 19(a).

“Downpayment” shall have the meaning given such term in Section 4.

“Due Diligence Costs” shall mean the reasonable, third party, out-of-pocket costs incurred by Purchaser (exclusive of attorneys’ fees) for appraisals, title examinations, surveys and environmental and physical inspections.

“Due Diligence Inspections” shall have the meaning given such term in Section 19(b).

“Due Diligence Period” means, (i) for the Initial Properties, the period beginning on the date of this Agreement and ending at 5:00 pm EST on July 16, 2004 and (ii) for any Substitute Property, the period beginning on the date upon which such Property is substituted for a Removed Property and ending on the first Business Day which is forty-five (45) days thereafter.

“Environmental Indemnity” shall have the meaning given in Section 19(d).

“Environmental Requirements” shall have the meaning given such term in Section 18(c).

“Estimated Capital Work Completion Amount” shall have the meaning given such term in Section 26.

“Estimated Demising Work Costs” shall have the meaning given such term in Section 27(a).

“Estimated Tenant Reimbursement Amount” shall mean, with respect to each Demising Work Property, Seller’s reasonable estimate of the Tenant Reimbursement Amount for the Demising Work, determined based upon the Estimated Demising Work Costs as set forth in the Architect’s Report, and Seller’s reasonable estimate of the other components of the Tenant Reimbursement Amount.

“Excluded Items” shall have the meaning given such term in the last paragraph of Section 3.

“Final Closing Statement” shall have the meaning given such term in Section 12(e)(ii).

“Fixed Rents” shall have the meaning given such term in Section 12(a)(i).

“Fixtures and Equipment” shall have the meaning given such term in Section 3(a)(iv).

“Force Majeure Event” shall mean strike, accident, act of God, enemy action, riot or civil insurrection, fire or other casualty, the death or disability of a principal or any other event beyond the reasonable control of Seller or Purchaser. Lack of funds shall in no event constitute a Force Majeure Event.

“FSG” shall mean First States Group, L.P., a Delaware limited partnership.

“FSG Guaranty and Indemnity” shall mean a guaranty and indemnity by FSG in the form of Exhibit K annexed hereto.

“GAAP” shall mean generally accepted accounting principles.

“Gap Notice” shall have the meaning given such term in Section 7(c).

“Hazardous Materials” shall have the meaning given such term in Section 18(b).

“Hybrid Property” shall mean any Property comprised of Land and one or more Leasehold Estates, as described in Section 29(a).

“Ineligible Property” shall have the meaning given such term in Section 20.

“Initial ABR Factor” means a rental rate, per rentable square foot, per annum, equal to the quotient of (i) the aggregate of all Property Amounts for all Properties that contain Leased Premises, divided by (ii) the Net Rentable Area of all of the Leased Premises.

“Initial Estimated Purchase Price” shall mean, for each Property, the amount set forth on the Property Information Schedule.

“Intangible Personal Property” shall have the meaning given such term in Section 3(a)(v).

“Intangible Property Assignment” shall have the meaning given such term in Section 9(a)(iii).

“Initial Properties” shall each and every Initial Property.

“Initial Property” shall mean each of the Properties, as to which the Land or Leasehold Estate which is included in such Property is identified on the Property Information Schedule on the date hereof.

“ISRA Application Documents” shall have the meaning given such term in Section 18(f).

“Knowledge” shall mean, with respect to Seller, the actual knowledge of Neil C. King, after due inquiry by him of other employees of Seller responsible for the operation of the Properties.

“Land” shall have the meaning given such term in Section 3(a)(i).

“Leased Premises” means, for Properties subject to Lease Agreements, the premises leased by Purchaser to Seller from and after the Closing Date pursuant to the Lease Agreements. The Property Information Schedule contains an estimate of the Net Rentable Area of the Leased Premises in those Properties containing the same. The precise Net Rentable Area, and location of, the Leased Premises in such Properties shall be determined through the measurement process contemplated by Section 27 hereof. The Leased Premises do not include any Release Premises.

“Leases” means the leases for tenants other than Seller (and its affiliates) occupying space in the Properties as set forth on the Rent Roll attached as Exhibit L hereto, together with any Approved Leases.

“Lease Agreement” and “Lease Agreements” shall have the meanings given such terms in Section 5.

“Lease Guaranty” shall mean a guaranty by Wachovia Corporation, a North Carolina corporation, of Seller’s obligations as tenant under the Lease Agreements in the form attached as Exhibit G hereto.

“Leasehold Estate” shall mean the Seller’s estate, as lessee, under an Overlease.

“Leasing Costs” shall have the meaning given such term in Section 8(b).

“Letter of Non-Applicability” shall have the meaning given such term in Section 18(f).

“Linked Property” shall have the meaning given such term in Section 35.

“Master Agreement” shall mean an agreement in the form annexed hereto as Exhibit H.

“Measurement/Demising Work Determination Fee” shall mean the cost of any Architectural Report obtained by Seller in accordance with the provisions of Section 27(a).

“Monthly Operating Expense Factor” shall mean, for each Property containing Leased Premises, the amount set forth for such Property on the Property Information Schedule.

“Mortgage SNDA” shall have the meaning given such term in the Lease Agreement.

“Net Rentable Area” shall mean, as applicable, the net rentable areas (i.e. the number of rentable square feet) of the Leased Premises, the Release Premises and the Buildings (and in each case each floor therein), determined in conformity with the BOMA Standard. The approximate Net Rentable Areas of the Leased Premises, the Release Premises and the Buildings are set forth on the Property Information Schedule for each Property.

“NJDEP” shall have the meaning given such term in Section 18(f).

“Objection” shall have the meaning given such term in Section 7(b)(i).

“Occupancy Percentage” shall mean, as to each Building, a fraction, expressed as a percentage, the numerator of which is the Net Rentable Area of the Leased Premises in the Building at the time the determination is made and the denominator of which is Net Rentable Area of the Building. The Occupancy Percentage for each Building in which there are no Leased Premises shall equal zero. The Property Information Schedule contains an estimate of the Occupancy Percentage of each Building containing Leased Premises.

“OP Outside Date” shall have the meaning given such term in Section 28(A)(g).

“Operating Expense Estimate Payment” shall mean, with respect to each Property, a portion of which is demised under a Lease Agreement, the product obtained by multiplying (i) the Occupancy Percentage for such Property by (ii) the Monthly Operating Expense Factor for such Property.

“Operating Lease Condition” shall mean Seller’s Corporate Accounting Policy Department has determined, in its sole discretion, (i) that Seller’s sale of the Properties to Purchaser in accordance with the provisions of this Agreement shall be treated as a “sale” under GAAP and (ii) Purchaser’s leasing to Seller of the premises demised under the Lease Agreements in accordance with the provisions of the Lease Agreements shall be treated as an “operating lease” under GAAP.

“Option Agreement” shall have the meaning given in Section 28(A)(a)(i).

“Option Holder” shall have the meaning given in Section 28(A)(a)(i).

“Option Property” shall have the meaning given in Section 28(A)(a)(ii).

“Other Demising Work Costs” shall have the meaning given such term in the Lease Agreement.

“Overage Rent” shall have the meaning given such term in Section 12(a)(i).

“Overlease” shall mean both (i) the lease of each of those parcels of land identified on the Property Information Schedule as being subject to an Overlease and (ii) a lease of any other Property that creates a Leasehold Estate as to the land underlying such Property, provided in the case of this clause (ii) that such lease satisfies the Overlease Criteria.

“Overlease Assignment and Assumption” shall have the meaning given such term in Section 9(a)(i).

“Overlease Criteria” shall mean (i) the Overlease (or a memorandum thereof) shall have been recorded in the applicable local land records, (ii) the Overlease shall not prohibit the ground lessee from assigning the lease as collateral security for a loan and mortgaging its interest in the Overlease, (iii) the Overlease shall have a remaining term (including any exercised or non-exercised renewal terms) of not less than 36 years, (iv) the lessor under the Overlease, prior to exercising any material remedy accorded to the lessor thereunder by reason of the lessee’s default (including, without limitation, terminating the Overlease), shall be obligated to (A) furnish the holder of a leasehold mortgage with a copy of any notice of default furnished to the lessee thereunder and (B) afford the holder of a leasehold mortgage with an opportunity to cure the default, (v) upon any termination of the Overlease (by reason of a default that the leasehold mortgagee chose not to, or was unable, to cure), the lessor thereunder shall be obligated to offer a new lease to a leasehold mortgagee, upon the then-executory terms of the Overlease, provided that the leasehold mortgagee cures all monetary defaults and undertakes to cure all other defaults, (vi) the Overlease shall provide that the lessor thereunder shall not permit the lessee thereunder to cancel, terminate, surrender or materially modify the Overlease without first obtaining the consent of a leasehold mortgagee, (vii) neither the lessor nor the lessee shall be permitted to terminate the Overlease by reason of damage to, or the destruction of, the premises demised thereunder if a leasehold mortgage is outstanding and (viii) the Overlease shall not provide that the lessee thereunder may only lease space constituting all or a part of the premises demised under the Overlease to third party tenants upon the receipt of the ground lessor’s consent, which consent may be withheld in its sole discretion.

“Overlease Estoppel” shall mean an estoppel certificate, executed by the lessor of a Property subject to an Overlease, in substantially the form required under the terms of the Overlease (or if not so specified, then substantially in the form attached as Exhibit B annexed).

“Overlease Indemnity” shall have the meaning given such term in Section 25(k).

“Overlease Recognition Agreement” shall have the meaning given such term in the Lease Agreement.

“Overlease Recognition Agreement Property” shall mean each of the Properties identified on Exhibit B-1 annexed hereto.

“Permissible Inspection Items”, for purposes of a Phase II Study, shall mean, collectively, (i) asbestos surveys, (ii) GPR and magnetometer studies and (iii) underground storage tank tightness-testing, provided that the same utilizes negative pressure and applies a minimal vacuum to the underground storage tank. “Permissible Inspection Items” shall also include soil borings in the vicinity of underground storage tanks, if and only if tightness-testing indicates that such underground storage tanks may lack structural integrity based upon the evaluation criteria of the tightness-testing protocol.

“Permissible Lease” shall have the meaning given in Section 8(b).

“Permitted Exceptions” shall have the meaning given in Section 7(a).

“Phase I Study” shall have the meaning given such term in Section 19(b).

“Phase II Study” shall have the meaning given such term in Section 19(d).

“Primary Demising Work Costs” shall have the meaning given such term in the Lease Agreement.

“Preliminary Closing Statement” shall have the meaning given such term in Section 12(e)(i).

“Properties” shall mean each and every Property.

“Property” shall mean, for each Initial Property or Substitute Property, the parcel of Land or Leasehold Estate which comprises such property, together with the Buildings, Fixtures and Equipment, Appurtenances and Intangible Personal Property pertaining to such parcel of Land or Leasehold Estate. It is understood that the term “Property” shall be deemed modified by the provisions of Section 2 hereof.

“Property Amount”, for each Property that contains Leased Premises, shall equal the product of (i) either (A) in the case of the Demising Work Properties, the Adjusted Allocated Purchase Price for such Property, plus the Estimated Capital Work Completion Amount, if any, for such Property, or (B) in the case of all other Properties that contain Leased Premises, the Allocated Purchase Price for such Property, plus the Estimated Capital Work Completion Amount, if any, for such Property, multiplied by (ii) the Cap Rate, multiplied by (iii) the Occupancy Percentage of such Property.

“Property Audits” shall have the meaning given such term in Section 36.

“Property Information Schedule” shall mean the schedule annexed hereto as Exhibit A. Purchaser acknowledges that the Property Identification Number (“PID”), popular name and street address of each Property is set forth on the Property Information Schedule for ease of reference only and has no legal significance.

“Property Taxes” shall have the meaning given such term in Section 12(a)(ii).

“Purchaser” shall have the meaning given to such term as set forth above.

“Purchaser Affiliate” shall mean a partnership, limited liability company, or corporation that is owned by or is under common control and ownership with, Purchaser.

“Purchase Option” shall have the meaning given in Section 28(A)(a)(iii).

“Purchase Price” shall have the meaning given such term in Section 4.

“Purchaser’s DPL Designation and Certification” shall mean an instrument in the form annexed hereto as Exhibit I.

“Purchaser’s Closing Documents” shall have the meaning given such term in Section 10.

“Purchaser’s Phase II Objection Date” shall mean, with respect to a Property, the date which is 45 days after Seller’s Election Date with respect to such Property.

“REA” shall have the meaning given such term in Section 25(b).

“REA Estoppel” shall mean, with respect to each Property subject to an REA, a certificate substantially in the form required under such REA (or, if no such form is specified, substantially in the form attached as Exhibit J hereto).

“Real Estate Tax Estimate Payment” shall mean, for each Property containing Leased Premises, the product obtained by multiplying (i) the Occupancy Percentage for such Property by (ii) the Real Estate Tax Factor.

“Real Estate Tax Factor” shall mean, for each Property containing Leased Premises, the product obtained by multiplying (i) Property Taxes for such Property by (ii) the quotient obtained by dividing (A) the number of days remaining in the fiscal period with respect to which such Property Taxes were assessed and (B) the total number of days in such fiscal period.

“RCRA” shall have the meaning given such term in Section 18(b).

“Refund Amount” shall have the meaning given such term in Section 28(b).

“Release Premises” means, for certain Properties subject to Lease Agreements, certain premises demised under the Lease Agreements which Seller, as tenant, may ultimately surrender to Purchaser, as landlord, in accordance with the provisions of the Lease Agreements. The Property Information Schedule contains an estimate of the Net Rentable Area of the Release Premises at those Properties which contain the same. The precise Net Rentable Area, and location of, the Release Premises at such Properties shall be determined through the measurement process contemplated by Section 27 hereof.

“Release Premises Information” shall have the meaning given such term in Section 27(b).

“Relevant Cost” shall have the meaning given such term in Section 19(g)(ii).

“Remediation Conditions” shall have the meaning given such term in Section 19(f).

“Removed Properties” shall mean each and every Removed Property.

“Removed Property” shall mean each Property with respect to which this Agreement is terminated in accordance with the provisions of Sections 7, 15, 19, 20, 25, 27 or 35 hereof.

“Rents” shall have the meaning given such term in Section 12(a)(i).

“Rent Roll” means the rent roll attached hereto as Exhibit L (it being understood that the same is annexed hereto as an accommodation to Purchaser, and that Seller shall not be deemed to have made any representation or warranty as to the accuracy thereof).

“Required Inspection Information” shall have the meaning given in Section 19(b)(i).

“Required Properties” shall mean the Properties identified as such on the Property Information Schedule.

“Required Substitute Property Information” shall mean, with respect to each Substitute Property (i) an updated Property Information Schedule which identifies the Substitute Property and sets forth the information specified in the Property Information Schedule for the Substitute Property, (ii) an updated Exhibit Z, setting forth Capital Work (if any) for the Substitute Property and (iii) if the Substitute Property contains Leased Premises, an updated Exhibit F, identifying provisions appropriate for inclusion as Article XV of the Lease Agreement.

“Restricted Overlease” shall mean any Overlease which, by its terms, requires the consent (reasonable or otherwise) of the lessor thereunder to an assignment of the interest of the lessee thereunder.

“Review Period Expiration Date” shall have the meaning given in Section 7(b)(ii).

“Scope of Work” shall have the meaning given such term in Section 19(d).

“SEC” shall have the meaning given such term in Section 33(b).

“Seller” shall have the meaning given such term in the parties paragraph.

“Seller Tenant Estoppel” shall mean an estoppel certificate from Seller, as the tenant of Leased Premises, substantially in the form of Exhibit E-1 to the Lease Agreement.

“Seller Third Party Tenant Estoppel” shall mean an estoppel certificate from Seller substantially in the form of Exhibit M-1 hereto.

“Seller Overlease Estoppel” shall mean an estoppel certificate from Seller substantially in the form of Exhibit M-2 hereto.

“Seller REA Estoppel” shall mean an estoppel certificate from Seller substantially in the form of Exhibit M-3 annexed hereto.

“Seller’s Closing Documents” shall have the meaning given such term in Section 9.

“Seller’s Condo Offer Notice” shall have the meaning given such term in Section 28(B)(a)(iii).

“Seller’s DPL Acknowledgement” shall mean an instrument in the form annexed hereto as Exhibit N.

“Seller’s Election Date” shall mean, with respect to each Property, the date which is fifteen (15) Business Days after the expiration of the Due Diligence Period for such Property.

“Seller’s Environmental Election” shall have the meaning given such term in Section 19(d).

“Seller’s Notice of No Encumbrance” shall have the meaning given in Section 28.

“Seller’s Offer Notice” shall have the meaning given in Section 28(A)(a)(iv).

“Seller’s Extended Phase II Election Date” shall mean, with respect to a Property, the date which is 45 days after Seller’s Phase II Election Date with respect to such Property.

“Seller’s Phase II Election” shall have the meaning given such term in Section 19(f) hereof.

“Seller’s Phase II Election Date” shall mean, with respect to a Property, the date which is ten (10) Business Days after Purchaser’s Phase II Objection Date with respect to such Property.

“Seller’s Revocation Notice” shall have the meaning given in Section 28.

“Separate Charge Parking Areas” shall have the meaning given such term in Section 25(o) hereof.

“Service Contracts” shall have the meaning given such term in Section 8(a).

“Service Entrance” shall have the meaning given such term in the Lease Agreement.

“Site Plan” shall have the meaning given such term in Section 25(o) hereof.

“Substitute Properties” shall mean each and every Substitute Property.

“Substitute Property” shall mean such parcel of land or leasehold estate (together with the Buildings, Fixtures and Equipment, Appurtenances and Intangible Personal Property pertaining to such parcel of land or leasehold estate) owned by Seller (or an affiliate of Seller) and substituted by Seller for a Removed Property in accordance with the provisions of Agreement.

“Successor” shall have the meaning given such term in Section 7(d).

“Supplementary Overlease Estoppel” shall mean an estoppel certificate in the form annexed hereto as Exhibit N-1.

“Supplementary Overlease Estoppel Request” shall mean a letter by Purchaser, in the form annexed hereto as Exhibit N-2, addressed to the lessor under an Overlease.

“Survey” shall have the meaning given such term in Section 7(b).

“Tenant Dedicated Parking Areas” shall have the meaning given such term in Section 25(o).

“Tenant Estoppel” shall mean an estoppel certificate from the tenant under a Lease, which under the terms of this Agreement Seller has agreed to seek and which certificate shall be in substantially the form required under the terms of the applicable Lease (or if not such form is specified or described then substantially in the form attached as Exhibit O hereto.)

“Tenant Reimbursement Amount” shall have the meaning given such term in the Lease Agreement.

“Title Materials” shall have the meaning given such term in Section 7(b).

“Title Objection Date” shall have the meaning given such term in Section 7(b)(iii).

“Title Objection Notice” shall have the meaning given such term in Section 7(b)(iv).

“Transfer Tax Documents” shall have the meaning given in Section 9(a)(ii).

“Utilities” shall have the meaning given such term in Section 12(a)(iii).

“Violations” has the meaning given in Section 7(a)(xii).

2.	Sale and Purchase of Properties.

(a)	On the terms and conditions herein provided, Seller shall sell and convey to Purchaser, and Purchaser shall purchase and acquire from Seller, Seller’s right, title and interest in and to all of the Properties.

(b)	Seller and Purchaser agree that, under the terms of this Agreement, certain of the Properties (or Substitute Properties) described herein may not be conveyed to the Purchaser. Accordingly, the terms “Property” and “Properties” shall not be deemed to mean any property that, pursuant to the terms hereof, Seller is no longer obligated to convey to Purchaser or Purchaser is no longer obligated to acquire from Seller. Further, any obligation of either Seller or Purchaser as to such a property shall terminate (for example, the obligation to cure Objections); but the foregoing is not intended to terminate any obligations that pertain to such a property that would have survived the termination of this Agreement (for example, the obligation to indemnify Seller for any damages arising out of Purchaser’s inspection of the property during due diligence).

(c)	Notwithstanding anything to the contrary set forth in this Agreement, Seller and Purchaser agree that it is a condition of:

(i)	Seller’s (but not Purchaser’s) obligation to close title hereunder to all the Properties, that title to the Required Properties is conveyed at the Closing;

(ii)	Seller’s (but not Purchaser’s) obligation to close title hereunder to all the Properties, that the Operating Lease Condition shall be satisfied. Seller acknowledges that Seller’s Corporate Accounting Policy Department, has advised Seller that the Operating Lease Condition, if determined today, would be satisfied;

(iii)	Seller’s (but not Purchaser’s) obligation to close title hereunder to all the Properties, that the Aggregate Percentage is not less than 58% and not more than 72% (the “Aggregate Percentage Condition”); and

(iv)	Purchaser’s obligation to close title hereunder to all the Properties, that the Aggregate Percentage is not less than 58%.

(d)	Seller and Purchaser shall each have the right to waive any or all of the conditions set forth in Section 2(c) which is for its benefit. In the event the closing of title shall not take place for a failure of any of the aforesaid conditions, this Agreement shall terminate. Upon such termination, Seller shall refund the Downpayment to Purchaser and reimburse Purchaser for its Due Diligence Costs as required by Section 13(c) hereof, whereupon neither party shall have any rights or obligations hereunder, except those that by the terms of this Agreement are to survive such termination.

3.	Properties - Real and Personal Assets.

(a)	The Properties to be conveyed to Purchaser by Seller are comprised of Seller’s right, title and interest, if any, in and to the following:

(i)	each parcel of land ( the “Land” and, collectively, “Lands”) and each Leasehold Estate, in each case identified and more particularly described on the Property Information Schedule;

(ii)	all rights, privileges and easements appurtenant to the Lands, including, without limitation, all right, title and interest, if any, in and to all minerals, oil, gas and other hydrocarbon substances, development rights, land use entitlements, including, without limitation, building permits, licenses, permits and certificates, utilities commitments, air rights, water, water rights, sewerage allocations, riparian rights and water stock relating to the Land and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land, and all right, title and interest in and to all roads, easements, rights of way and alleys adjoining or servicing the Land (collectively, “Appurtenances”);

(iii)	all buildings and improvements located on the Lands or Leasehold Estates (collectively, “Buildings”);

(iv)	except as set forth below, all fixtures and equipment customarily considered to be part of real property (to the extent located on the Land or within a Building), including without limitation, heating and air conditioning systems, facilities that provide any utility, refrigeration, ventilation, garbage disposal or other similar service, teller counters and under counter steel (but not cash dispensing units or teller machines), vaults and vault doors, drive-in banking kiosks, air conditioning equipment, kitchen equipment and appliances and structural pylons or monument sign frames associated with exterior signs (collectively, “Fixtures and Equipment”);

(v)	except as set forth below, all intangible personal property used in the ownership or use or operation by Seller as the owner of the Lands, Leasehold Estates or a Building, including, without limitation, all building licenses and permits to the extent transferable; all warranties and guaranties to the extent transferable, together with all tenant leases, agreements, records, substantive correspondence with such tenants and all guaranties thereof and all amendments thereto, in all of the foregoing instances to the extent customarily conveyed in real estate sale transactions (collectively, “Intangible Personal Property”).

Notwithstanding the foregoing, the conveyance to Purchaser by Seller of each Property shall specifically exclude the following (collectively, “Excluded Items”):(x) furniture, trade fixtures, personal property and non-building related equipment, including, but not limited to, file cabinets, office equipment, supplies, records, documents, audio/visual equipment, artwork, antiques, furnishings, oriental or area carpets, plants, security systems and cameras, computers and computer software, telephones and telecommunications equipment, satellite dishes and antennas, cash, coin, safe deposit boxes (including the nests or frames thereof), lockers and free standing vaults, cash dispensing units, ATMs (whether connected to or located within the Buildings or situated as freestanding structures on the Property) and ATM equipment, interior and exterior signs proprietary to Seller, (y) any personal property belonging to Seller and located within any Leased Premises or Release Premises, and (z) any property of a tenant occupying any portion of the Property. All of the Excluded Items are hereby excluded from the Properties to be conveyed hereunder and shall remain the property of Seller or the third party owner thereof.

4. Purchase Price. The total purchase price (“Purchase Price”) for the Properties, subject to adjustment as herein provided, shall equal the sum of the Allocated Purchase Prices for each Property conveyed at the Closing, as each such Allocated Purchase Price is finally determined in the manner set forth in subsection (c) below. The Purchase Price shall be paid as follows:

(a)	An amount equal to the sum of the Allocated Deposits for the Properties (such sum, as it may be modified in accordance with the terms of this Agreement, the “Downpayment”), by wire transfer of immediately available funds within one (1) Business Day of the date hereof to the following account of Seller: Wachovia Bank; Routing and Transit Number: 0530000219; DDA Account Number 5 0000 0000 4331; Attention: Corporate Real Estate. Purchaser’s failure to pay the Downpayment in the time and in the manner hereinbefore shall render this Agreement void ab initio.

(b)	The balance of the Purchase Price, by wire transfer of immediately available funds on the Closing Date to an account or accounts designated by Seller.

(c)	The Allocated Purchase Price for each Property shall equal the (i) sum of (A) the Initial Estimated Purchase Price of that Property, less an amount equal to the amount of depreciation of that Property (from [April 30th, 2004] through the day preceding the Closing), as determined by Seller in its sole discretion, but in a manner consistent with its customary practices, plus (B) the Capital Amount (if any) for each Property, less an amount equal to the amount of depreciation of any asset that was acquired or constructed with the sums constituting the Capital Amount (from the day such asset went into service through the day of Closing), as determined by Seller in its sole discretion, but in a manner consistent with its customary practices. Additionally, with respect to Demising Work Properties, the Estimated Tenant Reimbursement Amount shall be deducted from the amount determined pursuant to the foregoing provisions to arrive at the Allocated Purchase Price.

5. Lease Agreements. Commencing on the Closing Date, Purchaser, as landlord, shall lease to Seller, as tenant, the Leased Premises and the Release Premises at each Property conveyed on the Closing Date (and which contains either Leased Premises or Release Premises) by separate lease agreements in the form set forth on Exhibit P hereto (each, a “Lease Agreement” and, collectively, the “Lease Agreements”).

6. Closing. The “Closing” shall be the meeting at which Seller transfers ownership of the applicable Properties to Purchaser and Purchaser pays the Purchase Price (as adjusted in accordance with this Agreement) to Seller. The Closing shall occur on the Closing Date at the offices of Seller’s counsel, Bryan Cave, LLP, at 1290 Avenue of the Americas, New York, New York. Notwithstanding the foregoing, (i) Seller shall be entitled, upon notice to Purchaser from time to time on or before any date scheduled for Closing herein, to an adjournment or adjournments of the Closing, not to exceed thirty (30) days in the aggregate and (ii) Purchaser shall be entitled, upon notice to Seller from time to time on or before any date scheduled for Closing herein, to an adjournment or adjournments of the Closing, not to exceed thirty (30) days in the aggregate. Further, Seller shall be entitled to adjourn the Closing as permitted under the terms of this Agreement. Time shall be of the essence as to both parties’ obligation to close title on the Closing Date, as the same may be adjourned in accordance with the terms of this Agreement. Notwithstanding the foregoing, if either party hereto is unable to proceed to Closing on the Closing Date (as the same may be adjourned as aforesaid) by reason of a Force Majeure Event, such party shall not be deemed to be in default of its obligation to proceed to Closing on the Closing Date and the parties shall proceed to Closing as soon as practicable thereafter.

7.	Title.

(a)	On the date of the Closing, the title to a Property conveyed shall be good and marketable, free and clear of all liens, judgments and similar encumbrances, other than the following, which shall be permitted exceptions to title that shall not require Seller to take any action (collectively, the “Permitted Exceptions”):

(i)	any grant, right-of way, easement, covenant, restriction, monetary lien or judgment, other than those which constitute valid Objections;

(ii)	any state of facts that an accurate survey would show, other than those which constitute valid Objections;

(iii)	zoning regulations, municipal building restrictions and other laws, ordinances, regulations and restrictions of any public or quasi-public authority;

(iv)	grants, easements or rights of way required to be given by Seller in accordance with applicable law to governmental entities or to utility and/or power companies; the right of the public in sidewalks and abutting public rights-of-way; and easements required to be given by Seller by applicable law for water course maintenance, slope rights or sight rights;

(v)	the lien of current taxes and assessments, subject to adjustment as herein provided;

(vi)	special taxes and assessments becoming a lien on or after the applicable date of Closing;

(vii)	the Lease Agreements, the Leases and any Approved Leases, and title matters which arise by reason of the acts or omissions of the tenants under the Leases and any Approved Leases;

(viii)	the terms and conditions in the Overleases;

(ix)	the terms and conditions of the Condominium Documents;

(x)	any so called reciprocal operating or easement agreement;

(xi)	standard terms and exceptions set forth in the form of title insurance policy of any reputable title insurance company authorized to conduct business in the state where the conveyed Property is located;

(xii)	any violation of any law or municipal ordinance, order or requirement, now or hereafter issued against a Property by any federal, state or municipal department having jurisdiction over a Property (collectively, “Violations”), and the conditions giving rise to the same;

(xiii)	the Option Agreement and any other document or instrument evidencing the Purchase Option, subject to the provisions of Section 28 hereof; and

(xiv)	any other matter (x) to which Purchaser is obligated to accept title subject in accordance with the terms of this Agreement or (y) which would constitute an Objection or otherwise vary the state of title that Seller is obligated to deliver hereunder, but which is waived (or deemed waived) by Purchaser in accordance with the provisions of this Section 7.

(b)	As to each Property, Purchaser shall order, at Purchaser’s expense, (i) a title commitment from a title insurance company authorized to do business in the state in which such Property is located and (ii) an ALTA plat of survey of the Property, prepared by a registered or certified surveyor (the “Survey”). No later than two (2) Business Days following Purchaser’s receipt thereof, Purchaser shall furnish Seller with (x) a copy of the title commitment, together with copies of all instruments referred to therein (collectively, the “Commitment”) and (y) the Survey (the Commitment and the Survey are hereinafter collectively referred to as the “Title Materials”). Notwithstanding the foregoing, Purchaser, in lieu of providing Seller with a hard copy of the Commitment, may provide Seller with internet access thereto, provided that Seller may download and print the same for its records and provided further that in all events Purchaser will furnish Seller with a hard copy of the Survey. Following Purchaser’s receipt of Title Materials which disclose the existence of Objections with respect to a Property, Purchaser may, on or before the Title Objection Date, furnish Seller with a Title Objection Notice. Purchaser shall be deemed to have waived objection to the state of title to a Property unless Purchaser furnishes Seller with a Title Objection Notice with respect to such Property on or before the Title Objection Date. As to any Property with respect to which Purchaser has waived objection to the state of title as hereinbefore provided, Purchaser shall close title thereto without abatement of the Purchase Price or any claim for damages or otherwise against Seller by reason of the state of title to such Property. For purposes of this Agreement, the following terms shall have the following meanings:

(i)	The term “Objections” shall mean any monetary liens, judgments, easements, restrictions or other title defects, or any state of facts that an accurate survey or inspection would disclose, which are not Permitted Exceptions and which (x) would render title to a Property unmarketable and uninsurable by a reputable title insurance company at regular rates, provided that Purchaser is prepared to pay all premiums and fees and take such other measures as are reasonably or customarily taken by the owners of real property to acquire an owner’s policy of title insurance and (y) would materially, adversely affect the value of the Property or materially restrict or impair the operation thereof for its current use;

(ii)	“Review Period Expiration Date” shall mean, with respect to each Property, the date which is ten (10) days after Purchaser receives all of the Title Materials for such Property, unless Purchaser, on or before the expiration of such ten (10) day period, furnishes Seller with written notice that Purchaser requires additional time to review the state of title to such Property, in which event the Review Period Expiration Date shall be the date which is twenty (20) days after Purchaser’s receipt of the Title Materials;

(iii)	“Title Objection Date” shall mean, with respect to each Property, the date which is the sooner to occur of (i) the Review Period Expiration Date and (ii) the expiration of the Due Diligence Period for such Property (without regard to whether Purchaser has obtained, or furnished Seller with, the Title Materials for such Property); and

(iv)	“Title Objection Notice” shall mean a notice by Purchaser to Seller objecting to Title Objections, which such notice shall identify with reasonable specificity the Title Objections to which Purchaser objects.

(c)	Purchaser may, at or prior to Closing, notify Seller in writing (the “Gap Notice”) of any Objections that first arise from and after the date hereof. If such later Objections come into existence and Purchaser sends a Gap Notice to Seller, Purchaser and Seller shall have the same rights and obligations with respect to such notice as apply to a Title Objection Notice in accordance with the provisions of this Section 7.

(d)	Notwithstanding any contrary term herein, a monetary lien or judgment against Seller shall not constitute an Objection if a title insurance company authorized to do business in the state in which the affected Property is located agrees that it will insure title free of such monetary lien or judgment to Purchaser, its successors and assigns, including, without limitation, future purchasers (“Successor”), or with affirmative insurance against the enforcement of such monetary lien or objection against the affected Property to Purchaser and any Successor, and such removal or affirmative coverage does not require Purchaser or any Successor to defend at its expense an action brought on any such monetary lien or objection.

(e)	If Purchaser furnishes Seller with a Title Objection Notice with respect to a Property in accordance with Section 7(b), or Purchaser furnishes Seller with a Gap Notice with respect to a Property in accordance with Section 7(c), Seller shall have the right, in its sole discretion, upon notice to Purchaser on or before Seller’s Election Date (in the former case) and ten (10) Business Days after its receipt of a Gap Notice (in the latter case), to either (i) endeavor to cure the Objections noted therein, in which event Seller shall be entitled to an adjournment or adjournments, not to exceed seventy five (75) Business Days in the aggregate, to afford Seller time to cure the Objection or (ii) terminate this Agreement as to the Property affected or encumbered by the Objections noted therein, whereupon such Property shall constitute a “Removed Property”. Upon the termination of this Agreement as to a Removed Property, Seller shall refund the Allocated Deposit for the Removed Property to Purchaser. In addition, Seller shall reimburse Purchaser for the Due Diligence Costs (upon being presented with paid invoices and receipts evidencing such costs) with respect to the Removed Property. Thereafter, this Agreement shall be null and void as to the Removed Property (but shall remain in force and effect with respect to the remaining Properties), and neither party shall have any obligation to the other with respect thereto, except to the extent such obligation expressly survives such termination.

(f)	If Seller endeavors to cure an Objection in accordance with the provisions of Section 7(e), but does not do so on or before the Closing Date (as the same may be adjourned by Seller in accordance with the provisions of said Section 7(e)), this Agreement shall be deemed terminated as of the Closing Date as to the affected Property only (and shall remain in full force and effect as to the remaining Properties), whereupon the provisions with respect to the removal of Properties set forth in this Section 7 shall apply.

(g)	If Seller terminates this Agreement with respect to any Property in accordance with the provisions of Section 7(e), Seller may, simultaneously therewith, substitute one or more Substitute Properties for the Removed Property, by providing Purchaser with the Required Substitute Property Information. Notwithstanding the foregoing, Seller, unless permitted by Section 34, may not substitute a Property or Properties for any Removed Property which was earlier substituted for a Removed Property in accordance with the provisions of this Agreement. If Seller substitutes a Substitute Property for a Removed Property, then in lieu of refunding the Allocated Deposit for the Removed Property to Purchaser, there shall be an adjustment of the Downpayment to reflect the substitution of the Substitute Property for the Removed Property (i.e., Seller shall refund to Purchaser the amount by which the Allocated Deposit for the Removed

Property exceeds that of the Substitute Property, or Purchaser shall pay to Seller the amount by which the Allocated Deposit for the Substitute Property exceeds that of the Removed Property, as applicable.)

(h)	Notwithstanding anything to the contrary set forth in this Section 7, in no event shall Purchaser have the right to raise any Objection, or terminate this Agreement as to, any Required Property, unless the Objection raised by Purchaser is with respect to a matter that first arises after the date of this Agreement.

(i)	Notwithstanding any contrary term set forth in this Section 7, Purchaser may, upon written notice to Seller at any time on or before the Closing Date, elect to accept such title to a Property as Seller can convey, notwithstanding the existence of Objections. In such event, this Agreement shall continue in force and effect with respect to such Property, the parties shall proceed to Closing and Purchaser shall not be entitled to any abatement of the Purchase Price or any claim for damages or otherwise by reason of the Objections.

(j)	The sale includes whatever right, title and interest Seller has in and to the equipment and fixtures presently on each Property that are appurtenant to or used in the operation thereof (subject to the exclusions set forth in Section 3). Seller makes no representations as to the quality, kind or condition thereof, and Purchaser agrees to take the same “WHERE-IS” and “AS-IS.”

(k)	Notwithstanding anything to the contrary contained in this Section 7, in no event shall the provisions of this Section 7 be interpreted or otherwise construed as requiring Seller to warrant title to the Property except as may be set forth in the Deeds delivered pursuant to Section 9(a)(i).

8.	Service and Maintenance Contracts; Leases.

(a)	Within twenty (20) Business Days following the date hereof with respect to the Initial Properties, and within twenty (20) Business Days following the designation of a Substitute Property, Seller shall furnish Purchaser with a schedule of any and all maintenance, management, service and other contracts for the applicable Property or Properties that Seller desires Purchaser to assume at Closing (collectively, the “Service Contracts”). The schedule shall set forth, at a minimum, the name of the contractor, a description of the services rendered under the contract, the expiration date of the term of the contract and the approximate annual contract cost. Notwithstanding the foregoing, Purchaser acknowledges that certain of the Service Contracts may not be assignable without the consent of the contractors thereunder. Further, Seller may be under an obligation to maintain the confidentiality of certain Service Contracts, unless such obligation is waived by the contractors thereunder. At Closing, Seller shall assign to Purchaser, and Purchaser shall assume, all previously scheduled Service Contracts, but only to the extent (i) the same are freely assignable or, if required, Seller has obtained the consent of the contractors to the assignment thereof and (ii) the same are not subject to an obligation of confidentiality on the part of Seller, unless such obligation has been waived by the contractors thereunder. In addition, Seller shall not assign to Purchaser any Service Contracts that pertain to properties other than the Properties, unless Seller shall have succeeded in severing the provisions thereof that pertain to properties other than the Properties from the terms of such Service Contracts. Seller shall retain or terminate all Service Contracts that Seller does not assign to Purchaser in accordance with the provisions of this Section 8(a). Seller shall indemnify, defend and hold Purchaser harmless from and against all claims for payment or breach of contract by such contractors for services with respect to such Property rendered prior to the date of assignment and Purchaser shall indemnify, defend and hold Seller harmless from and against all claims for payment or breach of contract by such contractors for services with respect to such Property rendered following the date of assignment. Such indemnity shall include, in each case, reasonable attorneys’ fees. The foregoing provisions of this Section 8(a) shall survive Closing.

(b)	Seller hereby agrees that from and after the date hereof, Seller shall not enter into any leases of or contracts for any Property, the term of which leases or contracts extend beyond the Closing or are not terminable without penalty on not more than thirty (30) days notice, without Purchaser’s prior written consent. Notwithstanding the foregoing, Seller, without Purchaser’s consent, may enter into any lease which demises less than 5,000 of Net Leasable Area, provided that the same is for fair market rent and is otherwise upon market terms and conditions (a “Permissible Lease”). Within five (5) Business Days following Seller’s request therefor from time to time, accompanied by a copy of a proposed lease, Purchaser shall advise Seller whether, in Purchaser’s determination, such lease constitutes a Permissible Lease. Notwithstanding the foregoing, neither Purchaser’s determination that a proposed lease does not constitute a Permissible Lease, Purchaser’s failure to respond to a request for any such determination nor Seller’s failure to make any such request shall in any way impair Seller’s right to enter into, or impair the validity of, a Permissible Lease. Seller shall not enter into any lease that is not a Permissible Lease without first obtaining Purchaser’s consent thereto. Such consent may be withheld in Purchaser’s sole discretion and shall be deemed given unless Purchaser affirmatively withholds the same within (10) Business Days of its receipt from Seller of a request for consent thereto, accompanied by a copy of the proposed lease. If Seller enters into a Permissible Lease or any other lease to which Purchaser shall have consented (or to which Purchaser is deemed to have consented), such Lease shall constitute an “Approved Lease”. Purchaser shall pay upon Closing for all tenant improvement, brokerage and other leasing costs in connection with any Approved Lease (collectively, “Leasing Costs”).

9.	Seller’s Deliverables at Closing.

(a)	At the Closing, Seller shall deliver to Purchaser (and where appropriate execute and acknowledge) the following (collectively, “Seller’s Closing Documents”):

(i)	for each Property that is comprised of (x) a parcel of Land, the customary form of special or limited warranty deed for such parcel of Land (such that Seller shall only warrant for claims arising by, through or under Seller, but none others) for the state for which the Property is located (collectively, the “Deeds”), and (y) a Leasehold Estate, four counterparts of an assignment and assumption of Overlease in the form of Exhibit P-1 annexed hereto, as the same may be modified to comply with applicable laws or the terms of the applicable Overlease (“Overlease Assignment and Assumption”), shall be duly executed by Seller, be in form for recordation and contain the Permitted Exceptions provided for under this Agreement (to the extent the failure to include the same may result in a breach of any warranty of Seller contained in a Deed or an Overlease Assignment and Assumption), provided, however, that if, for any parcel of Land, the metes and bounds description of record (as determined by reference to the deed Seller accepted when it acquired such parcel of Land) is not identical to the Survey obtained by Purchaser, the Deed for such parcel of Land shall be bifurcated such that Seller’s warranties shall be limited to only that portion of the parcel of Land that is described both by the metes and bounds description of record and the Survey and Seller shall quitclaim the balance of such parcel of Land;

(ii)	for each Property, to the extent applicable in the State where such Property is located, two counterpart originals of completed realty transfer tax forms and/or any other affidavits or documents that may be required in the State where a particular Property is located as a prerequisite to recording the Deed or Overlease Assignment and Assumption, as applicable, for such Property (the “Transfer Tax Documents”), duly executed by Seller, all such Transfer Tax Documents to be in the customary form as provided to Seller by Purchaser’s title insurance company;

(iii)	for each Property, two counterpart originals of an assignment and assumption of intangible property in the form attached hereto as Exhibit Q (“Intangible Property Assignment”), pursuant to which Seller shall assign and Purchaser shall assume Seller’s interest in the Intangible Personal Property;

(iv)	for each Property affected by Leases, originals of all Leases and tenant files in Seller or Seller’s agents possession and two (2) counterpart originals of an assignment and assumption of leases in the form attached hereto as Exhibit R hereto, as the same may be modified to comply with applicable laws or the terms of a particular Lease (“Assignment and Assumption of Leases”), pursuant to which Seller shall assign and Purchaser shall assume Seller’s interest and obligations as lessor in the Leases, including obligations that pertain to security deposits (or any bonds, guaranties or letters of credit provided in addition to or in lieu of a cash security deposit) delivered to the landlord under the Leases;

(v)	for each Property, notices to each tenant under a Lease of the occurrence of the sale of the Property, in the form attached hereto as Exhibit S, as the same may be modified to comply with applicable law or the terms of a particular Lease, duly executed by or on behalf of Seller; such notice to include notice of the transfer of any security deposit held under the Lease;

(vi)	a settlement statement (to be jointly prepared by Seller and Purchaser) showing the applicable closing adjustments, duly executed by Seller;

(vii)	a FIRPTA affidavit in the form attached hereto as Exhibit T and, to the extent customarily required by the title company in the state where a Property is located, the reasonable and customary form of mechanic’s lien and possession affidavit, each duly executed by Seller, together with such documents and other evidence as is reasonably required by Purchaser’s title insurance company to establish that Seller is authorized to execute the closing documents; it being agreed, however, that the foregoing is not intended to impose any obligation upon Seller that is inconsistent with the terms of this Agreement;

(viii)	A Georgia Broker’s Lien Affidavit shall be provided for each Property located in Georgia;

(ix)	a Certificate of Seller in the form attached hereto as Exhibit U, confirming the truth, accuracy and completeness of the representations and warranties of Section 31 hereof with respect to Seller;

(x)	evidence, in reasonable and customary form, of the due authorization, execution and delivery of the documents and instruments to be executed at Closing in accordance with this Agreement by Seller or Wachovia Corporation, as the case may be, including evidence confirming the authority of the officers of Seller or Wachovia Corporation, as the case may be, to execute such documents and a certified statement of the incumbency of such officers;

(xi)	originals, to the extent in Seller’s possession, of the instruments that comprise the Intangible Personal Property;

(xii)	four counterpart originals of the Lease Agreement for each Property that contains either Leased Premises and/or Release Premises;

(xiii)	four counterpart originals of the Mortgage SNDA with respect to each Property that contains either Leased Premises and/or Release Premises;

(xiv)	four counterpart originals of the Lease Guaranty, all duly executed by Wachovia Corporation;

(xv)	an updated Rent Roll dated as of the Closing Date, it being understood that Seller shall deliver the same to Purchaser as an accommodation only, and shall not be deemed to have made any representation or warranty as to the accuracy thereof;

(xvi)	Tenant Estoppels, Overlease Estoppels and REA Estoppels as required in Section 25;

(xvii)	four counterparts of the Master Agreement;

(xviii)	four counterparts of the Environmental Indemnity, if applicable;

(xix)	four counterparts of the Overlease Indemnity, if applicable;

(xx)	if Purchaser and FSG complete, execute and deliver to Seller at Closing a Purchaser’s DPL Designation and Certification, Seller shall complete, execute and deliver to Purchaser four counterparts of Seller’s DPL Acknowledgement;

(xxi)	for the space vacated or otherwise not occupied pursuant to the Lease Agreement by Seller in each Property, all keys and locks, alarm codes, vault or safe combinations, to the extent in Seller or Seller’s agents possession;

(xxii)	with respect to those Properties located in the State of Georgia, an affidavit of Seller’s residence as required by O.C.G.A. Section 48-7-128;

(xxiii)	with respect to those Properties located in the State of South Carolina, an affidavit of Seller’s residence as required by SC Code Section 12-8-580; and

(xxiv)	such other instruments as may be required by the terms of this Agreement to be delivered by Seller at the Closing.

Purchaser may waive compliance on Seller’s part under any of the foregoing items only by an instrument in writing.

10.	Purchaser’s Deliverables at Closing.

(a)	At the Closing, Purchaser shall deliver to Seller (and where appropriate execute and acknowledge or cause all other signatories (other than Seller, but including those parties described in Section 29 (d)) to execute and acknowledge the following (collectively, “Purchaser’s Closing Documents”):

(i)	the Purchase Price, adjusted as herein provided, by wire transfer of immediately available funds to such accounts as Seller shall designate;

(ii)	as applicable, two counterpart originals of the Transfer Tax Documents, provided, however, that if such Transfer Tax Documents can not be executed in counterparts, then Purchaser shall execute and, as applicable, acknowledge the Transfer Tax Documents executed by Seller;

(iii)	for each Property, two counterpart originals of the Intangible Property Assignment described in Section 9(a)(iii), duly executed by Purchaser;

(iv)	for each Property affected by Leases, two counterpart originals of the Assignment and Assumption of Leases described in Section 9a(iv), duly executed by Purchaser;

(v)	a settlement statement (to be prepared by Seller and Purchaser) showing the applicable Closing adjustments, duly executed by Purchaser;

(vi)	a Certificate of Purchaser in the form attached hereto as Exhibit W, confirming the truth, accuracy and completeness of the representations and warranties of Section 30 hereof with respect to Purchaser, and duly executed by Purchaser;

(vii)	evidence, in reasonable and customary form, of the due authorization, execution and delivery of the documents and instruments to be executed at Closing in accordance with this Agreement by Purchaser, FSG and Assignee, as the case may be, including evidence confirming the authority of the officers of Purchaser, FSG and Assignee, as the case may be, to execute such documents and a certified statement of the incumbency of such officers;

(viii)	for each Property containing Leased Premises or Release Premises, four counterpart originals of the Lease Agreement, all duly executed by Purchaser;

(ix)	for each Property that contains Leased Premises or Release Premises, four counterpart originals of the Mortgage SNDA, all duly executed by Purchaser and Purchaser’s lender;

(x)	four counterparts of the Environmental Indemnity, if applicable;

(xi)	four counterparts of the Overlease Indemnity, if applicable;

(xii)	four counterparts of the Master Agreement;

(xiii)	for each Property which is comprised of a Leasehold Estate, four counterparts of the Overlease Assignment and Assumption;

(xiv)	four counterparts of the FSG Guaranty and Indemnity, all duly executed by FSG; and

(xv)	such other instruments as may be required by the terms of this Agreement to be delivered by Purchaser at the Closing.

Seller may waive compliance on Purchaser’s part under any of the foregoing items only by an instrument in writing.

11.	Possession; Release Premises.

(a)	At Closing, Seller shall give Purchaser possession of each Property, free and clear of all tenants and rights of possession, except for the Lease Agreements and the Leases, including any Approved Leases.

(b)	The Lease Agreements shall grant Seller a period of up to twenty-four (24) months after the Closing to either vacate or convert all or portions of the Release Premises to Leased Premises under the applicable Lease Agreement, all as more fully provided therein. During such period, Seller shall pay Additional Rent, but no Annual Basic Rent, for the Release Premises. Seller shall demise and return the Release Premises to Purchaser in compliance with the applicable provisions of the Lease Agreements. This Section 11(b) shall survive the Closing Date or the earlier termination of this Agreement.

12.	Adjustments and Other Payments.

(a)	As to each Property, the following shall be apportioned between Seller and Purchaser as of 11:59 p.m. on the day preceding the Closing, such that Purchaser shall be treated as the owner of the applicable Property for purposes of income and expenses, on and after the day of the applicable closing. All apportionments shall be based upon a three hundred sixty (360) day year and a thirty (30) day month, and the net amount of all apportionments and other payments required hereunder shall be added (if such net amount is in Seller’s favor) or deducted from (if such net amount is in Purchaser’s favor) the payment of the Purchase Price required under this Agreement. More particularly:

(i)	all (x) fixed or so-called base rent payments (“Fixed Rents”), and (y) reimbursements or payments in respect of operating expenses, real estate taxes, and other charges (collectively, “Overage Rent”, together with Fixed Rents, shall hereinafter be referred to collectively as, “Rents”) paid pursuant to Leases for the month in which the Closing occurs, shall be apportioned between Seller and Purchaser as of 11:59 p.m. on the day preceding the Closing Date.

(ii)	Sewer rents and taxes, water rates and charges (to the extent not accounted for pursuant to clause (i) above or (iii) below), vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the Property and customarily apportioned in the sale of similar properties located where the applicable Property is located (collectively, “Property

Taxes”), shall be apportioned on the basis of the fiscal period for which assessed. Notwithstanding the foregoing, Taxes with respect to Properties located in the State of North Carolina shall be apportioned on a calendar year basis in accordance with local, customary practices. If the Closing Date shall occur either before an assessment is made or a tax rate is fixed for the tax period in which the applicable closing date occurs, the apportionment of such Property Taxes based thereon shall be made at the applicable closing date by applying the latest tax rate to the latest assessed valuation, but, promptly after the assessment and/or tax rate for the current year are fixed, the apportionment thereof shall be recalculated and Seller or Purchaser, as the case may be, shall promptly make an appropriate payment to the other based on such recalculation. If, as of the Closing Date, any Property shall be affected by special or general assessments which are or may become payable in installments, the first installment of which is then due and payable and a lien against such Property, Seller shall pay the unpaid installments of such assessments which are due prior to the Closing Date and Purchaser shall pay the installments that are due on or after the Closing Date.

(iii)	The amounts of all electric, gas, steam, sewer and water charges (collectively, “Utilities”) for which tenants under Leases are not responsible shall be apportioned by Seller and Purchaser. Seller shall attempt to have all utility meters read as of the Closing Date. Utilities shall be apportioned based on the most recent meter reading of bill and appropriate adjustment shall be made when a final reading or bill is obtained.

(iv)	prepaid fees for licenses and other permits assigned to Purchaser at the Closing or which comprise Intangible Personal Property shall be apportioned.

(v)	any amounts prepaid or payable by Seller under Service Contracts (if any) are to be apportioned.

(vi)	all fixed rent paid or payable by Seller as the tenant under any Overleases shall be apportioned by Seller and Purchaser.

(b)	The following provisions of this subsection (b) shall apply to each Property:

(i)	If, on the Closing Date, there are any past due Rents owing by any tenant under a Lease, Purchaser shall use its commercially reasonable efforts to collect the same. Purchaser shall not be obligated to institute legal proceedings against any tenant to collect such past due Rents, but Seller shall retain its right to institute legal proceedings against such tenant in the event payment has not been received within thirty (30) days after the Closing Date; provided, however, that no such proceedings shall seek the eviction of the tenant or the termination of a Lease. Any Rents received directly or indirectly by Seller or Purchaser following the Closing which are the property of the party, shall be deemed held in trust and shall be paid to the other within five (5) Business Days following receipt thereof. Upon Seller’s request from time to time, Purchaser shall provide a certified accounting of all Rents received by it following Closing.

(ii)	Any Fixed Rent received (net of Purchaser’s reasonable costs of collection) from any tenant after the Closing shall be applied in the following order of priority: (A) first, to Fixed Rent arrearages with respect to the month in which the Closing Date occurs (subject to apportionment pursuant to Section 12(a)(i)), (B) second, to Purchaser, until Fixed Rent for all current periods is paid in full, and (C) third, after Fixed Rent for all current periods is paid in full, to Seller in payment of Fixed Rent for periods prior to the month in which the Closing occurs.

(iii)	As to Overage Rent in respect of an accounting period that shall have expired prior to the Closing, but which shall be paid after the Closing, Purchaser agrees that it will pay the entire amount over to Seller upon receipt thereof, less any costs of collection (including reasonable counsel fees) reasonably allocable thereto. Purchaser agrees that it shall (i) promptly render bills for any Overage Rent in respect of an accounting period that shall have expired prior to Closing but which shall be paid after the Closing, (ii) bill tenants who such Overage Rent attributable to an accounting period that shall have expired prior to the closing, on a monthly basis for a period of six consecutive months and (iii) use commercially reasonable efforts in the collection of Overage Rent, provided, however, that Purchaser shall have no obligation to commence any actions or proceedings to collect any such Overage Rents. Notwithstanding the foregoing, if Purchaser shall be unable to collect such Overage Rent despite using its commercially reasonable efforts to do so, Seller shall have the right, upon prior written notice to Purchaser, to pursue tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits), but Seller shall not be entitled to evict (by summary proceedings or otherwise) any such tenants or terminate their leases. Seller shall furnish to Purchaser all information relating to the period prior to the closing that is reasonably necessary for the billing of such Overage Rent; and Purchaser will deliver to Seller, concurrently with the delivery to Tenants, copies of all statements relating to Overage Rent for periods prior to the Closing.

(iv)	Overage Rent in respect of the accounting period in which the Closing occurs shall be apportioned between Seller and Purchaser as of 11:59 P.M. of the day preceding the Closing Date, with Seller entitled to receive the proportion of such Overage Rent (less a like portion of any costs and expenses (including reasonable counsel fees) incurred in the collection of such Overage Rent), that the portion of such accounting period prior to such closing bears to the entire such accounting period and Purchaser entitled to receive the proportion of such Overage Rent (less a like portion of any costs and expenses (including reasonable counsel fees) incurred in the collection of such Overage Rent) that the portion of such accounting period from and after the date of closing bears to the entire such accounting period. If prior to the Closing, as the case may be, Seller shall receive any installments of Overage Rent attributable to Overage Rent for periods from and after the Closing, such sum shall be apportioned at the Closing.

(v)	Any payment by a tenant on account of Overage Rent (to the extent not applied against Fixed Rents due and payable by such tenant in accordance with Section 12(b)(ii)) shall be applied against Overage Rents then due and payable in the following order of priority, (i) first, in payment of installments of Overage Rent for the month in which the Closing occurs (subject to adjustment in accordance with the provisions of Section 12(b)(iv)), (ii) second, in payment of Overage Rent for all current periods, and (iii) after payment in full of Overage Rent for all current periods, in payment of Overage Rent for the period prior to the month in which the Closing occurs.

(vi)	To the extent that any portion of the Overage Rent is required to be paid monthly by tenants on account of estimated amounts for the current period, and at the end of each calendar year (or, if applicable, at the end of each lease year or tax year), such estimated amounts are to be recalculated based upon the actual expenses, taxes and other relevant factors for that calendar (lease or tax) year, with the appropriate adjustments being made with such tenants, then such portion of the Overage Rent shall be prorated between Seller and Purchaser at the Closing, based on such estimated payments (i.e., with Seller entitled to retain all monthly installments of such amounts with respect to periods prior to the calendar month in which the date of the closing occurs, Seller to pay to Purchaser at the applicable closing all monthly installments of such amounts with respect to periods following the calendar month in which the applicable closing occurs and Seller and Purchaser to apportion all monthly installments of such amounts with respect to the calendar month in which the applicable closing occurs) and at the time(s) of final calculation and collection from (or refund to) tenants of the amounts in reconciliation of actual Overage Rent for a period for which estimated amounts have been prorated, there shall be a reproration between Seller and Purchaser, with the net credit resulting from such reproration being payable to the appropriate party (i.e., to Seller if the recalculated amounts exceed the estimated amounts and to Purchaser if the recalculated amounts are less than the estimated amounts).

(vii)	Until such time as all amounts required to be paid to Seller by Purchaser pursuant to this Section 12(b) shall have been paid in full, Seller may from to time, but not more frequently than once each calendar quarter, request that Purchaser furnish Seller with a reasonably detailed accounting of the collection of Overage Rent. Within thirty (30) days of its receipt of such request, Purchaser shall furnish Seller with such accounting. Seller shall have the right from time to time following the Closing, on prior notice to Purchaser, to review Purchaser’s rental records with respect to the Properties to ascertain the accuracy of such accountings.

(c)	The following items shall also be apportioned between Seller and Purchaser as of 11:59 p.m. on the day preceding the Closing:

(i)	Assessments and other amounts payable under the Condominium Documents;

(ii)	Charges and payments under any homeowners’ association or like documents affecting the property identified on the Property Information Schedule as Spring Ridge, One Meridian Blvd., Wyomissing, Pennsylvania, provided the same are customary and reasonable;

(iii)	Charges and payments under the REAs and other charges payable to third parties to defray costs incurred in maintaining or operating the Properties and other properties subject to shared maintenance or like agreements.

(d)	Seller shall make the following payments to Purchaser at the Closing:

(i)	the cash security deposits (and other security documents) held by Seller as security under the Leases (which security deposits may, as Seller elects, be paid by adjustment(s) to the Purchase Price or by assignment(s) of the accounts in which such deposits are held or assignment(s) of the instruments evidencing the security;

(ii)	with respect to each Property containing Leased Premises, the (x) fixed rent and the Operating Expense Estimate Payment, in both cases due for the balance of the month in which the Closing occurs, and (y) the Real Estate Tax Estimate Payment; and

(iii)	such other payments, which Seller is obligated to make at the applicable closing under the terms of this Agreement.

(e)	Purchaser shall, in addition to the Purchase Price, pay to Seller the aggregate Leasing Costs and shall make such other payments, which under the terms of this Agreement Purchaser is obligated to make at the applicable closing.

(f)	Closing Adjustment Preparations.

(i)	Five (5) Business Days prior to the Closing Date, Seller and Purchaser and/or their respective agents or designees will jointly prepare a preliminary closing statement (the “Preliminary Closing Statement”) which will show the net amount due either to Seller or to Purchaser as the result of the adjustments and payments provided for under this Agreement.

(ii)	Within one hundred twenty (120) days following the Closing, Seller and Purchaser will jointly prepare a final closing statement reasonably satisfactory to Seller and Purchaser (the “Final Closing Statement”) setting forth the final determination of the adjustments and payments provided for under this Agreement and setting forth any items which are not capable of being determined at such time. The net amount due Seller or Purchaser, if any, by reason of adjustments to the Preliminary Closing Statement as shown in the Final Closing Statement, shall be paid in cash by the party obligated therefore within five (5) Business Days following preparation of the Final Closing Statement. The Final Closing Statement shall be conclusive and binding on the parties hereto, except to the extent that any such determinations are not able to be finally determined until a later date (such as Overage Rent and Property Taxes) or are expressly subject to a longer survival period hereunder. Seller and Purchaser agree that any items which are not capable of being determined at the time the Final Closing Statement shall be finally determined and adjusted by Seller and Purchaser as soon as is practicable.

(iii)	Prior to and following the applicable closing, each party shall provide the other with such information as the other shall reasonably request (including, without limitation, access to the books, records, files and ledgers) information and data with respect to the Properties during normal business hours upon reasonable advance notice in order to make the preliminary and final adjustments provided for herein.

(g)	Seller shall be responsible for all tenant improvement, brokerage and other initial leasing costs in connection with Leases entered into prior to the date hereof. If the Closing takes place, all tenant improvement, brokerage and other leasing costs, if any, for renewals, extensions and expansions of existing Leases exercised after the date hereof, and for Approved Leases, shall be the obligation of Purchaser.

(h)	The provisions of this Section 12 shall survive Closing.

13.	Expenses.

(a)	Purchaser shall pay the following costs:

(i)	All costs of Purchaser’s financing, if any, including, without limitation, loan origination, commitment or other fees paid to Purchaser’s lender, any mortgage recording fees and all title and survey costs incurred in connection with the Purchaser’s financing;

(ii)	All structural, physical inspection, zoning compliance, lease abstract, Rent Roll reconciliation costs and all other costs of Purchaser’s due diligence;

(iii)	All costs for appraisals required by Purchaser or Purchaser’s lender;

(iv)	One-half of the Measurement/Demising Work Determination Fee;

(v)	All deed recording charges;

(vi)	All Phase I Study costs and Phase II Study costs, except to the extent otherwise provided to the contrary in Section 19;

(vii)	Realty transfer or conveyance taxes or recording fees, survey costs, and title company search fees, premium costs and closing charges of the settlement or closing agent, all to the extent payable by Purchaser by local custom in the location of the Property. The parties hereto acknowledge that (A) in Connecticut, Georgia, Florida, New Jersey, New York, North Carolina and South Carolina, Seller customarily pays all transfer or conveyance taxes, (B) in Pennsylvania, the Purchaser and Seller each customarily pay one-half of all transfer or conveyance taxes, (C) in Virginia, a separate transfer or conveyance tax is payable by each of Seller and Purchaser, (D) in Connecticut, Georgia, New Jersey, New York, North Carolina, Pennsylvania, South Carolina and Virginia, Purchaser customarily pays all title company search fees, premium costs and closing charges of the settlement or closing agent, (E) in the Florida counties of Miami-Dade, Broward and Monroe, Purchaser customarily pays all transfer and conveyance taxes and (F) in Florida counties other than those specified in clause (E) above, Seller customarily pays all transfer and conveyance taxes;

(viii)	Purchaser’s legal fees and expenses; and

(ix)	All other out-of-pocket expenses incurred by Purchaser.

(b)	Seller shall pay the following costs:

(i)	All costs for appraisals, if any, required by Seller;

(ii)	One-half of the Measurement/Demising Work Determination Fee;

(iii)	Any recording fees for the satisfaction of any mortgages, liens or judgments affecting any Property;

(iv)	Realty transfer or conveyance taxes or recording fees, survey costs, and title company search fees, premium costs and closing charges of the settlement or closing agent, all to the extent payable by Purchaser by local custom in the location of the Property. The parties the parties hereto acknowledge that (A) in Connecticut, Georgia, Florida, New Jersey, New York, North Carolina and South Carolina, Seller customarily pays all transfer or conveyance taxes, (B) in Pennsylvania, the Purchaser and Seller each customarily pay one-half of all transfer or conveyance taxes, (C) in Virginia, a separate transfer or conveyance tax is payable by each of Seller and Purchaser, (D) in Connecticut, Georgia, New Jersey, New York, North Carolina, Pennsylvania, South Carolina and Virginia, Purchaser customarily pays all title company search fees, premium costs and closing charges of the settlement or closing agent, (E) in the Florida counties of Miami-Dade, Broward and Monroe, Purchaser customarily pays all transfer and conveyance taxes and (F) in Florida counties other than those specified in clause (E) above, Seller customarily pays all transfer and conveyance taxes;

(v)	Seller’s legal fees and expenses; and

(vi)	All other out-of-pocket expenses incurred by Seller.

(c)	Upon any termination of this Agreement by Seller by reason of the failure or non-satisfaction of any condition to Seller’s obligation to close title hereunder set forth in Section 2(c) hereof, Seller shall reimburse Purchaser for Due Diligence Costs (upon being presented with paid invoices and receipts evidencing such costs) incurred with respect to this Agreement. Notwithstanding the foregoing, if the failure or non-satisfaction of any condition to Seller’s obligation to close title hereunder set forth in Section 2(c) hereof arises by reason of the termination of this Agreement as to any Property or Properties in accordance with the provisions of Section 19 hereof, Seller shall reimburse Purchaser for only one-half of Due Diligence Costs (upon being presented with paid invoices and receipts evidencing such costs) incurred with respect to this Agreement. Purchaser expressly acknowledges that Seller shall not reimburse Purchaser for Due Diligence Costs upon any termination of this Agreement by Purchaser by reason of the failure or non-satisfaction of the condition set forth in Section 2(c)(iv) hereof.

14.	Default.

(a)	If (i) Seller defaults in any of its material obligations to be performed to effect a closing of title on the Closing Date or (ii) Seller defaults in the performance of any of its material obligations to be performed prior to the Closing Date, and (in the case of defaults under this subsection (ii)) such default continues for ten (10) days after written notice to Seller, the sole liability of Seller, and the sole remedy of Purchaser, shall be limited to either (i) terminating this Agreement in its entirety and receiving a return of the Down Payment and, as liquidated damages for such default, reimbursement by Seller of Purchaser’s Due Diligence Costs (upon being presented with paid invoices and receipts evidencing such costs), whereupon this Agreement shall become null and void and the parties shall have no further liabilities or obligations hereunder, or (ii) a suit by Purchaser for specific performance only. The provisions of this subparagraph (a) shall survive the expiration or earlier termination of this Agreement. The parties acknowledge that the aforesaid liquidated damages are reasonable and do not constitute a penalty and are being agreed upon due to the difficulty of calculating the actual amount of damages that Purchaser might sustain in the event of a default by Seller and termination of this Agreement.

(b)	If (i) Purchaser defaults in the payment of the Purchase Price or if Purchaser defaults in the performance of any of its other material obligations to be performed to effect a closing of title on the Closing Date, or (ii) if Purchaser defaults in any material obligation that is to be performed prior to the Closing Date, and (in the case of defaults under this subsection (ii)) such default continues for ten (10) days after written notice to Purchaser), the sole liability of Purchaser, and the sole remedy of Seller, shall be limited to Seller terminating this Agreement in its entirety and receiving as liquidated damages the Downpayment (which Seller shall be entitled to retain), whereupon this Agreement shall become null and void and the parties shall have no further liabilities or obligations hereunder. In addition, Purchaser shall deliver to Seller complete copies (with all appendices and exhibits) of all due diligence reports, evaluations, investigations, surveys and title searches in Purchaser’s possession or control (without representation or warranty and with a disclaimer of reliance). The provisions of this subparagraph (b) shall survive the expiration or earlier termination of this Agreement. The parties acknowledge that the aforesaid liquidated damages are reasonable and do not constitute a penalty and are being agreed upon due to the difficulty of calculating the actual amount of damages that Seller might sustain in the event of a default by Purchaser and termination of this Agreement.

(c)	Notwithstanding anything to the contrary contained in Section 14(a), in the event Seller’s breach is caused by or arises out of regulatory issues, Purchaser’s sole remedy therefor shall be limited to receiving a return of the Down Payment and, as liquidated damages for such breach, reimbursement by Seller of Purchaser’s Due Diligence Costs, whereupon this Agreement shall become null and void in its entirety, and the parties shall have no further liabilities or obligations hereunder, except for those obligations which expressly survive the termination of this Agreement.

15.	Risk of Loss.

(a)	If, prior to Closing, a condemnation proceeding, of other than a de minimus nature, is instituted against a Property or any portion thereof, or if a Property is substantially damaged by fire or other casualty, Purchaser may terminate this Agreement with respect to such Property by written notice to Seller given on or before fifteen (15) days following the institution of the condemnation proceeding or date of the casualty, whereupon such Property shall constitute a “Removed Property”. Upon the termination of this Agreement as to a Removed Property, the Purchase Price shall be reduced by the Allocated Purchase Price for the Removed Property and Seller shall refund the Allocated Deposit for the Removed Property to Purchaser. In addition, Seller shall reimburse Purchaser for the Due Diligence Costs (upon being presented with paid invoices and receipts evidencing such costs) with respect to the Removed Property. Thereafter, this Agreement shall be null and void as to the Removed Property (but shall remain in effect as to the remaining Properties), and neither party shall have any obligation to the other with respect thereto, except to the extent such obligation expressly survives such termination. If Purchaser does not so terminate this Agreement in the case of condemnation or substantial damage by fire or other casualty, or if in the case of fire or other casualty to a Property there is less than substantial damage, then in each of such cases, this Agreement shall continue to be effective as to the applicable Property. Seller shall be entitled, but shall not be obligated, to restore damage caused by a casualty, and may use any insurance proceeds for any costs it incurs in repairing such damage or in recovering the proceeds of insurance. Seller shall assign to Purchaser at Closing all of Seller’s right to receive any award for such condemnation or insurance proceeds as a result of such damage (but, subject to Seller’s right to receive reimbursement for the costs described in the preceding sentence) together with all of Seller’s rights to litigate such claim and to negotiate a settlement with the condemning authority or the insurance carrier; provided, however, to the extent Seller self-insures (including a deductible amount) against a casualty, then the Purchase Price for the affected Property shall be adjusted to reflect a credit in favor of Purchaser for the amount of such self-insured amount that would otherwise be paid from the insurance proceeds. For purposes of this Section 15, a Property shall be deemed to have been “substantially damaged” if, as determined by an independent architectural firm or general contractor chosen by Seller in the exercise of its reasonable judgment, such damage occurs at a Property that Seller is responsible to restore and such restoration will require more than one hundred eighty (180) days to complete and will cost in excess of twenty-five percent (25%) of such Property’s Allocated Purchase Price. Seller agrees to maintain insurance with respect to a casualty which is substantially equivalent to that maintained on the date of this Agreement. Notwithstanding anything to the contrary set forth in this Section 15, (i) Seller shall be entitled to terminate this Agreement as to any Property which is substantially damaged by fire or other casualty in the event that such Property would be the subject of a Lease Agreement and under the terms of such Lease Agreement Seller, as tenant, would be entitled to terminate such Lease Agreement and (ii) in no event shall Seller be obligated to assign or pay to Purchaser any insurance proceeds that pertain to the damage of property, which under the terms a Lease Agreement affecting such property, Purchaser would not be obligated to repair and restore. Notwithstanding the foregoing, if a fire or other casualty occurs at a Property that would be subject to a Lease Agreement, and Seller, as tenant thereunder, would have the right, were the Lease Agreement in effect, to terminate the Lease Agreement, Seller, upon notice to Purchaser within fifteen (15) days of the occurrence of the casualty, may terminate this Agreement as to such Property, whereupon such Property shall constitute a “Removed Property” and the provisions set forth above with respect to Removed Properties shall apply. If Seller, in any such case, does not terminate this Agreement, Seller shall be deemed to have waived any right accorded to Seller, as tenant under the Lease Agreement, to terminate the Lease Agreement by reason of the occurrence of the casualty.

(b)	If Purchaser or Seller terminates this Agreement as to any Removed Property in accordance with the terms of Section 15(a), Seller may, simultaneously therewith, substitute one or more Substitute Properties for the Removed Property, by providing Purchaser with notice of substitution setting for the Required Substitute Property Information. Notwithstanding the foregoing, Seller, unless permitted by Section 34, may not substitute a Property or Properties for any Removed Property which was earlier substituted for a Removed Property in accordance with the provisions of this Agreement. If Seller substitutes a Substitute Property for a Removed Property, then, in lieu of refunding the Allocated Deposit for the Removed Property to Purchaser, there shall be an adjustment of the Downpayment to reflect the substitution of the Substitute Property for the Removed Property (i.e., Seller shall refund to Purchaser the amount by which the Allocated Deposit for the Removed Property exceeds that of the Substitute Property, or Purchaser shall pay to Seller the amount by which the Allocated Deposit for the Substitute Property exceeds that of the Removed Property, as applicable).

(c)	The provisions of this Section 15 are intended to supercede any inconsistent provision under applicable law and shall survive the Closing.

16. Brokers. Each party represents and warrants to the other that it has not dealt with any real estate broker, agent or finder in connection with this Agreement. The parties agree to indemnify and hold one another harmless based upon their actions and dealings from any claims or causes of action concerning brokerage or finder’s fees or commissions. If any claim against Seller is asserted by any person, firm or corporation claiming a commission and/or finder’s fee with respect to the transactions contemplated by this Agreement, and resulting from any act, representation or promise of Purchaser, Purchaser shall indemnify, defend and save harmless Seller from such claim resulting from any act, representation or promise of Purchaser. If any claim against Purchaser is asserted by any person, firm or corporation claiming a commission and/or a finder’s fee with respect to the transactions contemplated by this Agreement, and resulting from any act, representation or promise of Seller, Seller shall indemnify, defend and save harmless Purchaser from such claim resulting form any act, representation or promise of Seller. The terms of this Section 16 shall survive Closing.

17. Properties “AS-IS”. Purchaser has heretofore inspected the physical and structural condition of each of the Properties and the improvements located thereon, or has waived the opportunity to do so. Purchaser will inspect the environmental condition of the Properties during the Due Diligence Period, or will waive its right to do so. Purchaser hereby accepts the physical and structural condition of each Property and the improvements located thereon in their condition on the date hereof and agrees to acquire each such Property, “AS-IS,” “WHERE-IS”, in such condition on the Closing Date, subject to (i) all Violations, whether or not noted as of the date hereof, and the conditions giving rise to the same, (ii) reasonable use and wear and tear and (iii) subject to Section 15, damage due to fire or other casualty or to a taking by condemnation or eminent domain. Purchaser further accepts the environmental condition of each Property in its condition as of the end of the Due Diligence Period for such Property and, subject to the provisions of Section 19, agrees to acquire title to each such Property on the Closing Date, “AS IS”, “WHERE IS”, in such condition on the Closing Date. Nothing in this Section 17 shall be interpreted to require Seller to undertake or effect any work or improvement which is capital in nature or which, under generally accepted accounting principles, would be capitalized. The provisions of this Section 17 shall survive Closing.

18.	Disclaimer.

(a)	PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS HEREIN EXPRESSLY PROVIDED, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES (OTHER THAN ANY WARRANTY OF TITLE AS SET OUT IN THE DEED), PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF ANY OF THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM ANY OF THE PROPERTIES; (C) THE SUITABILITY OF ANY OF THE PROPERTIES FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER OR ANYONE ELSE MAY CONDUCT THEREON; (D) THE COMPLIANCE OF OR BY ANY OF THE PROPERTIES OR THEIR OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY OR THE PROPERTIES; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO ANY OF THE PROPERTIES; (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF ANY OF THE PROPERTIES; OR (H) ANY OTHER MATTER WITH RESPECT TO ANY OF THE PROPERTIES, AND SPECIFICALLY, THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION, ZONING OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON ANY OF THE PROPERTIES OF HAZARDOUS MATERIALS. PURCHASER FURTHER ACKNOWLEDGES

AND AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT EACH PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF EACH PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO ANY OF THE PROPERTIES, OR THE OPERATION THEREOF, FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF PROPERTIES AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS. ALL PROVISIONS OF THIS ARTICLE SHALL SURVIVE CLOSING OR THE EXPIRATION OR EARLIER TERMINATION OF THIS AGREEMENT WITHOUT CLOSING, AS APPLICABLE.

(b)	“Hazardous Materials” shall mean any substance which is or contains (i) any “hazardous substance” as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et. seq.) “(CERCLA”) or any regulations promulgated under or pursuant to CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.) (“RCRA”) or regulations promulgated under or pursuant to RCRA; (iii) any substance regulated by the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements or the common law, or any other applicable laws relating to each Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on each Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass.

(c)	“Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface, water, ground water or soil).

(d)	Purchaser acknowledges that, subject to the termination rights set forth in Sections 15 and 19, Purchaser shall accept all Properties (including all improvements located thereon) at Closing in their AS IS physical condition WITH ALL FAULTS, including, without limitation, with the presence of Hazardous Materials thereon or therein. Purchaser, on behalf of itself and its successors and assigns, hereby waives, releases, acquits and forever discharges Seller its current and former officers, directors, shareholders, employees, agents, attorneys, representatives, and any other persons acting on behalf of Seller and the successors and assigns of any of the preceding, of and from any and all claims, actions, causes of action, demands, rights, damages, costs, expenses or compensation whatsoever, direct and indirect, known or unknown, foreseen or unforeseen, which Purchaser or its successors or assigns now has or which may arise in the future on account of or in any way related to or in connection with any past, present, or future physical characteristic or condition of each Property or the improvements thereon, including, without limitation, any Hazardous Materials in, at, on, under or related to the Property or the improvements thereon or any violation or potential violation of any Environmental Requirement applicable thereto and further including, without limitation, any claim for contribution or indemnification arising under any Environmental Requirements, common law or otherwise. This release includes claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser’s release to Seller. Notwithstanding anything to the contrary set forth herein, this release shall survive the Closing and the expiration or earlier termination of this Agreement.

(e)	The following notice applies to Properties located in the Commonwealth of Pennsylvania. Such notice, if required by 52 P.S. §1551 (Section 1 of the Act of July 17, 1957, P.L. 984, as amended), shall be set forth, in upper case bold print, in the Deeds and Assignment and Assumption Agreements that pertain to Properties located in the Commonwealth of Pennsylvania.

“NOTICE – THIS DOCUMENT MAY NOT SELL, CONVEY, TRANSFER, INCLUDE OR INSURE THE TITLE TO THE COAL AND RIGHT OF SUPPORT UNDERNEATH THE SURFACE LAND DESCRIBED OR REFERRED TO HEREIN, AND THE OWNER OR OWNERS OF SUCH COAL MAY HAVE THE COMPLETE LEGAL RIGHT TO REMOVE ALL OF SUCH COAL AND, IN THAT CONNECTION DAMAGE MAY RESULT TO THE SURFACE OF THE LAND AND ANY HOUSE, BUILDING OR OTHER STRUCTURE ON OR IN SUCH LAND. THE INCLUSION OF THIS NOTICE DOES NOT ENLARGE, RESTRICT OR MODIFY ANY LEGAL RIGHTS OR ESTATES OTHERWISE CREATED, TRANSFERRED, EXCEPTED OR RESERVED BY

THIS INSTRUMENT. (This notice is set forth in the manner provided in Section 1 of the Act of July 17, 1957, P.L. 984, as amended, and is not intended as notice of unrecorded instruments, if any.)”

(f)	Seller shall request that the New Jersey Department of Environmental Protection (the “NJDEP”) provide Seller, with respect to each Property located in the State of New Jersey, with a letter to the effect that the New Jersey Industrial Site Recovery Act, N.J.S.A. §13:1K-6 et. seq. and the regulations promulgated thereunder are not applicable to the transfer of such Property (each, a “Letter of Non-Applicability”). Notwithstanding the foregoing, Seller may, upon notice to Purchaser on or before ten (10) Business Days after the date hereof (with respect to the Initial Properties) and within five (5) Business Days after the substitution of any Property for a Removed Property, instruct Purchaser to prepare all affidavits and other documents (collectively, the “ISRA Application Documents”) required for Seller to request a Letter of Non-Applicability from the NJDEP with respect to each Property located in the State of New Jersey. In such event, Purchaser shall, promptly following receipt of instruction from Seller as aforesaid, prepare the ISRA Application Documents and submit the same to Seller, whereupon Seller may make such changes to the ISRA Application Documents as Seller deems appropriate. Seller shall then execute and deliver the ISRA Application Documents to the NJDEP. If Seller, for any reason whatsoever, is unable to obtain a Letter of Non-Applicability for any Property located in the State of New Jersey, Seller may, on or before Seller’s Election Date, terminate this Agreement as to such Property, whereupon such Property shall constitute a “Removed Property”. Upon the termination of this Agreement as to a Removed Property, Seller shall refund the Allocated Deposit for the Removed Property to Purchaser. In addition, Seller shall reimburse Purchaser for Due Diligence Costs (upon being presented with paid invoices and receipts evidencing such costs) with respect to the Removed Property. Thereafter, this Agreement shall be null and void as to the Removed Property (but shall remain in force and effect as to the remaining Properties), and neither party shall have any obligation to the other with respect to the Removed Property, except to the extent such obligation expressly survives such termination.

(g)	If Seller terminates this Agreement as to a Removed Property in accordance with the terms of Section 18(f), Seller may, simultaneously therewith, substitute one or more Substitute Properties for the Removed Property, by providing Purchaser with notice of substitution setting forth the Required Substitute Property Information. Notwithstanding the foregoing, Seller, unless permitted by Section 34, may not substitute a Property or Properties for any Removed Property which was earlier substituted for a Removed Property in accordance with the provisions of this Agreement. If Seller substitutes a Substitute Property for a Removed Property, then in lieu of refunding the Allocated Deposit for the Removed Property to Purchaser, there shall be an adjustment of the Downpayment to reflect the substitution of the Substitute Property for the Removed Property (i.e., Seller

shall refund to Purchaser the amount by which the Allocated Deposit for the Removed Property exceeds that of the Substitute Property, or Purchaser shall pay to Seller the amount by which the Allocated Deposit for the Substitute Property exceeds that of the Removed Property, as applicable).

(h)	Purchaser and Seller agree that, to the extent any Property constitutes or is deemed to be an “establishment” under the provisions of Connecticut General Statutes Section 22a-134 et seq. (the “Transfer Act”), then (1) if a Form I or a Form II is the appropriate filing under the Transfer Act, Seller shall, at its sole cost and expense, prepare and submit the applicable Form to Purchaser and shall file such Form with the Connecticut Department of Environmental Protection (“CTDEP”) within ten (10) days after the Closing, or (2) if a Form III or a Form IV is the appropriate filing under the Transfer Act, Purchaser shall (a) undertake, at its sole cost and expense, all due diligence required to prepare, (b) prepare and file with the CTDEP within ten (10) days after the Closing, (c) be the certifying party with respect to, and (d) pay all filing costs associated with, the applicable Form (including any Environmental Condition Assessment Form) required by the Transfer Act (the “Transfer Act Filing”). To the extent that a Form III or a Form IV is filed with the CTDEP, Purchaser also agrees to make all submissions, post all public notices and otherwise comply with all requirements of the CTDEP relating to post-transfer cleanup and monitoring. As a result of the foregoing, as between Purchaser and Seller, Purchaser shall be the party responsible for any cleanup of hazardous materials or hazardous waste referred to in the Transfer Act Filing, and Purchaser shall indemnify and hold Seller harmless from and against any liability, including, but not limited to, liability to the State of Connecticut, incurred by Seller as a result of Purchaser’s failure to make the Transfer Act Filing or its failure to undertake and complete any applicable cleanup requirement, provided, however, that ; provided that the forgoing indemnity shall not vitiate any indemnity that Seller may provide pursuant to Section 19(d) of this Agreement.

(i)	The provisions of this Section 18 shall survive Closing.

19. Due Diligence Period. The obligations of Seller and Purchaser under this Agreement shall be subject to and contingent upon timely satisfaction of the following conditions, which conditions, if not satisfied or waived as hereinafter provided, shall entitle Seller or Purchaser, as the case may be, to terminate this Agreement in accordance with (and within the time periods set forth in) this Section 19:

(a)	Commencing with the fifth (5th) Business Day following the execution of this Agreement (as to the Initial Properties) and within five (5) Business Days of the substitution of a Property for a Removed Property (as to the Substitute Properties), Seller shall use reasonable efforts to make available to Purchaser, for inspection and copying, the Documents. Purchaser shall make the Documents available at Seller’s offices in Jacksonville, Florida, Philadelphia, Pennsylvania or such other location as the Documents are kept in the ordinary course of Seller’s business. On or before the date which is fifteen (15) Business Days after the date hereof (with respect to the Initial Properties) and on or before the date which is ten (10) Business Days after the substitution of a Property for a Removed Property (as to the Substitute Properties), Purchaser may furnish Seller with notice to the effect that Seller has failed to furnish Purchaser with any of the Documents. Thereafter, Seller shall be entitled to such reasonable period of time as shall be necessary to cure such failure. For purposes of this Agreement, the term “Documents” shall mean:

(i)	to the extent in Seller’s possession or control, copies of (A) all existing and pending Leases, lease files and tenant correspondence, (B) tenant financial statements, (C) any bonds, guaranties or letters of credit provided in lieu of a cash security deposit;

(ii)	all income and expense statements, to the extent, and in the form, customarily maintained by Seller or Seller’s agents, including year-end financial operating statements and year to date operating statements for the Properties for the three (3) most recent calendar years prior to the date hereof and, to the extent available, the current year;

(iii)	to the extent available, a copy of the budget for each Property for the current year;

(iv)	a schedule identifying, to Seller’s Knowledge, any litigation, investigation or proceeding that is pending or, to the Seller’s Knowledge, threatened in writing against a Property, against the Seller related to a Property or being prosecuted by Seller with respect to a Property, together with copies, to the extent in Seller’s possession or control, of all the material documents of a non-confidential nature that pertain to such litigation, investigation or proceeding;

(v)	copies of any agreements which may, upon Seller’s election, comprise Service Contracts;

(vi)	copies of all environmental reports with respect to the Properties that are in Seller’s possession;

(vii)	copies of all leasing and brokerage agreements pursuant to which commissions remain owing or are anticipated to become owing after the Closing Date; and

(viii)	copies of any existing Building measurements.

(b)	Purchaser, and Purchaser’s agents and representatives, shall have the right, from time to time, between the date which is ten (10) Business Days following the date of this Agreement and the expiration of the Due Diligence Period, during normal business hours, to enter upon each Property for the purpose (i) performing a Phase

I environmental site assessment in accordance with ASTM Standard Practice for Environmental Site Assessments (E- 1527-00) (a “Phase I Study”), (ii) performing an engineering and structural inspection and (iii) performing a survey (collectively, the “Due Diligence Inspections”), provided, however, that Purchaser shall (A) provide Seller, at least five (5) Business Days prior to the performance of any Due Diligence Inspections, with the Required Inspection Information, (B) permit a representative of Seller to accompany Purchaser during all on-site inspections of the Properties; (C) not permit any liens to attach to the Properties by reason of Purchaser’s Due Diligence Inspections; and (D) not perform any invasive testing without Seller’s prior written consent. All Due Diligence Inspections shall be conducted by Approved Contractors (hereinafter defined), shall be subject to the rights of tenants under the Leases and must be scheduled in advance to occur at times determined reasonably by Seller, provided that if Seller is unable to permit inspection of a Property within five (5) Business Days following the date requested by Purchaser (and provided that Purchaser has complied with all requirements with respect to an inspection), the Due Diligence Period shall be extended one day for each day in excess of such five (5) Business Day period until Seller is able to permit the inspection. Purchaser shall conduct the Due Diligence Inspections in a manner that shall not interfere with Seller’s business operations on the Property and Purchaser shall not be permitted entry into any vaults, safes, or other areas of the Buildings containing confidential or secure property, information or activities of Seller. In the event the Due Diligence Period is to be extended, as aforesaid, to permit an inspection, then all such extensions shall be deemed to run concurrently. For purposes of this Agreement, the following terms shall have the following meanings:

(i)	“Required Inspection Information” shall mean, with respect to any Due Diligence Inspections, the nature of the inspection to be performed, the proposed date and approximate time of the inspection, the identity of the contractor retained to perform the inspection and the identity of the individuals who will perform the inspection on behalf of the contractor; and

(ii)	“Approved Contractors” shall mean, (i) with respect to environmental studies, the environmental consultants or contractors identified on Exhibit X annexed hereto, (ii) with respect to engineering studies, the architects or engineers identified on Exhibit X annexed hereto and (iii) with respect to surveys, the engineers or contractors identified on Exhibit X annexed hereto. Notwithstanding the foregoing, Purchaser may engage reputable, independent consultants, architects, engineers or contractors other than Approved Contractors for the performance of Due Diligence Inspections upon receipt of Seller’s prior written consent, which consent shall not be unreasonably withheld.

(c)	Prior to commencing its on-site Due Diligence Inspections, Purchaser shall provide certificates of insurance to Seller evidencing liability insurance in the minimum amount of $2,000,000.00 combined per occurrence limit carried by Purchaser and/or Purchaser’s agents in order to insure any loss arising out of or in connection with entry upon the Property. The aforesaid insurance shall be issued by an insurance company licensed in the state where the Property is located and said insurance company shall be reasonably acceptable to Seller. Upon completion of the Due Diligence Inspections, Purchaser shall restore the Property to the condition in which it existed prior to the Due Diligence Inspections. Purchaser shall and hereby does indemnify, defend, and save harmless Seller from and against any and all claims arising out of the entry on and inspection of each and every Property by Purchaser and/or Purchaser’s employees and agents, including, without limitation, Seller’s reasonable attorneys’ fees and costs. Notwithstanding anything contained in this Agreement to the contrary, the terms of this subsection shall survive (i) Closing on such Property and the delivery of the Deed, and (ii) the expiration or earlier termination of this Agreement.

(d)	If Purchaser’s Phase I Study for a Property concludes that there are no “recognized environmental conditions”, as defined in the ASTM Phase I Standards, Purchaser shall acquire title to the Property in accordance with the provisions of this Agreement. If Purchaser’s Phase I Study for a Property concludes that there are “recognized environmental conditions”, as defined in the ASTM Phase I Standards, Purchaser shall, prior to the expiration of the Due Diligence Period, give Seller written notice thereof, together with a copy of Purchaser’s Phase I Study, which shall include a reasonably detailed scope of work (a “Scope of Work”) for a Phase II environmental site assessment of the Property (a “Phase II Study”). In such event, Seller, upon notice to Purchaser on or before Seller’s Election Date, shall elect, in its sole discretion, to (A) require Purchaser to obtain a Phase II Study, in which event Purchaser shall promptly cause an Approved Contractor to perform such Phase II Study strictly in accordance with the Scope of Work or (B) execute and deliver to Purchaser at the Closing an indemnification in the form of Exhibit Y annexed hereto (an “Environmental Indemnity”), in which event Purchaser shall acquire title to the Property without abatement of the Purchase Price or any claim for damages or otherwise against Seller by reason of the environmental condition of the Property, except for any claim that may be made under the Environmental Indemnity or (C) terminate this Agreement as to the affected Property, whereupon such Property shall constitute a “Removed Property”. If Seller requires that Purchaser obtain a Phase II Study, the Closing shall be adjourned until the date which is fifteen (15) Business Days after Seller’s Phase II Election Date. If this Agreement is terminated as to a Removed Property, Seller shall refund the Allocated Deposit for the Removed Property to Purchaser. In addition, Seller shall reimburse Purchaser for one-half of Due Diligence Costs (upon being presented with paid invoices and receipts evidencing such costs) with respect to the Removed Property. Thereafter, this Agreement shall be null and void as to the Removed Property (but shall remain in force and effect as to the remaining Properties), and neither party shall have any obligation to the other with respect to the Removed Property, except to the extent such obligation expressly survives such termination.

Unless Seller notifies Purchaser on or before Seller’s Election Date of Seller’s election to terminate this Agreement or provide an Environmental Indemnity as to the affected Property, Seller shall be deemed to have elected to require Purchaser to obtain a Phase II Study as expressed in clause (A) above.

(e)	Notwithstanding the provisions of Section 19(d), if a Phase I Study concludes that there are “recognized environmental conditions”, as defined in the ASTM Phase I Standards, and the Scope of Work is limited to Permissible Inspection Items, Seller may not terminate this Agreement in accordance with the provisions of Section 19(d), but shall be deemed to have elected to require Purchaser to obtain a Phase II Study for such Property, unless Seller, upon notice to Purchaser within (5) Business Days of its receipt of the Phase I Study, accompanied by the Scope of Work, elects to execute and deliver to Purchaser an Environmental Indemnity at Closing. If Seller elects (or is deemed to have elected) to require Purchaser to obtain a Phase II Study for a Property in accordance with the provisions of this Section 19(e), (i) Purchaser shall promptly cause an Approved Contractor to perform the same strictly in accordance with the Scope of Work and (ii) the term “Purchaser’s Phase II Objection Date” shall be deemed to mean, solely with respect to such Property, the date which is 45 days after Seller makes (or is deemed to have made) such election. If Seller elects to execute and deliver to Purchaser an Environmental Indemnity at Closing, Purchaser shall acquire title to the Property without abatement of the Purchase Price or any claim for damages or otherwise by reason of the environmental condition of the Property, except for any claim that may be made under the Environmental Indemnity.

(f)	If Seller requires that Purchaser obtain a Phase II Study of a Property, and such Phase II Study identifies one or more environmental conditions requiring further investigation or remediation (collectively, “Remediation Conditions”), Purchaser may, upon notice to Seller on or before Purchaser’s Phase II Objection Date, object to the environmental condition of the Property. Any such notice shall be accompanied by a copy of the Phase II Study. If Purchaser does not object to the environmental condition of the Property on or before Purchaser’s Phase II Objection Date, Purchaser shall be deemed to have waived objection to the environmental condition of the Property and shall acquire title to the Property without abatement of the Purchase Price or any claim for damages or otherwise against Seller by reason thereof. If Purchaser objects to the environmental condition of the Property on or before Purchaser’s Phase II Objection Date, Seller, upon notice to Purchaser on or before Seller’s Phase II Election Date, shall elect, in its sole discretion, to either (A) endeavor to remediate and abate the Remediation Condition(s) at Seller’s sole cost and expense to the least stringent requirements under applicable federal and state law to allow the Property to be used for non-residential purposes, in which case Seller shall be entitled to an adjournment or adjournments of the Closing, not to exceed ninety (90) days in the aggregate, to endeavor to remediate and abate the Remediation Conditions or (B) execute and deliver to Purchaser at the Closing an Environmental Indemnity, in which event Purchaser shall acquire title to the Property without abatement of the

Purchase Price or any claim for damages or otherwise against Seller by reason of the environmental condition of the Property, except for any claim that may be made under the Environmental Indemnity or (C) terminate this Agreement as to the affected Property, whereupon such Property shall constitute a “Removed Property”. The foregoing election by Seller is herein referred to as “Seller’s Phase II Election”. If Seller terminates this Agreement as to a Removed Property as provided above, Seller shall refund the Allocated Deposit for the Removed Property to Purchaser. In addition, Seller shall reimburse Purchaser for one-half of the Due Diligence Costs (upon being presented with paid invoices and receipts evidencing such costs) with respect to the Removed Property. Thereafter, this Agreement shall be null and void as to the Removed Property (but shall remain in force and effect as to the remaining Properties), and neither party shall have any obligation to the other with respect to the Removed Property, except to the extent such obligation expressly survives such termination. Notwithstanding any contrary term contained in this Section 19(f), if Purchaser (x) obtains a Phase II Study with respect to a Property, (y) such Phase II Study discloses the existence of Remediation Conditions and (z) Purchaser acquires title to such Property in accordance with the terms of this Agreement, Seller shall reimburse Purchaser at Closing for the reasonable cost of Purchaser’s Phase II Study, provided that Purchaser provides Seller with paid invoices and receipts evidencing such cost.

(g)	Notwithstanding the foregoing provisions of this Section 19, if Purchaser timely objects to the environmental condition of a Property in accordance with the provisions of Section 19(f), Seller may, in lieu of making Seller’s Phase II Election on or before Seller’s Phase II Election Date, upon notice to Purchaser on or before Seller’s Phase II Election Date, engage a reputable, independent environmental contractor or consultant to perform its own Phase II Study of the Property. If Seller makes such engagement with respect to a Property, (i) the date by which Seller must make Seller’s Phase II Election shall be extended to Seller’s Extended Phase II Election Date and (ii) the Closing shall be adjourned to the date which is fifteen (15) Business Days after Seller’s Extended Phase II Election Date.

(h)	If Seller endeavors to remediate and abate Remediation Condition in accordance with the provisions of Section 19(f), but is unable to substantially complete the same on or before the Closing Date (as the same may be adjourned by Seller in accordance with the provisions of said Section 19(f)), this Agreement shall be deemed terminated as of the Closing Date as to the affected Property only (and shall remain in force and effect with respect to the remaining Properties). In such event, the affected Property shall constitute a “Removed Property” and the provisions set forth in this Section 19 with respect to the removal of Properties shall apply.

(i)	If Seller terminates this Agreement as to any Removed Property in accordance with the foregoing terms of this Section 19, Seller may, simultaneously therewith, substitute one or more Substitute Properties for the Removed Property, by providing Purchaser with notice of substitution setting forth the Required Substitute Property Information. Notwithstanding the foregoing, Seller, unless permitted by Section 34, may not substitute a Property or Properties for any Removed Property which was earlier substituted for a Removed Property in accordance with the provisions of this Agreement. If Seller substitutes a Substitute Property for a Removed Property, then in lieu of refunding the Allocated Deposit for the Removed Property to Purchaser, there shall be an adjustment of the Downpayment to reflect the substitution of the Substitute Property for the Removed Property (i.e., Seller shall refund to Purchaser the amount by which the Allocated Deposit for the Removed Property exceeds that of the Substitute Property, or Purchaser shall pay to Seller the amount by which the Allocated Deposit for the Substitute Property exceeds that of the Removed Property, as applicable).

(j)	Notwithstanding the foregoing provisions of this Section 19, in no event shall Purchaser have the right to exercise any right under this Section 19 with respect to any Required Property, and Purchaser shall close title to each Required Property notwithstanding the environmental condition thereof.

20. Purchaser’s Termination Right. Purchaser shall have the right from time to time, upon notice to Seller at any time on or before Closing, to terminate this Agreement with respect to up to three (3) Properties in the aggregate. Notwithstanding the foregoing, in no event may Purchaser exercise the foregoing termination right with respect to an Ineligible Property. Upon Purchaser’s termination of this Agreement with respect to a Property in accordance with the provisions of this Section 20, Seller shall retain the Allocated Deposit for such Property and Purchaser shall reimburse Seller for Seller’s actual, out-of-pocket costs and expenses incurred subsequent to the date of this Agreement (exclusive of attorney’s fees) for appraisals and other due diligence reports and evaluations with respect to the Property. Thereafter, this Agreement shall be null and void as to such Property (but shall remain in force and effect with respect to the remaining Properties) and neither party shall have any further obligation to the other with respect to such Property, with the exception of those obligations which expressly survive the termination of this Agreement. For purposes of this Agreement, the term “Ineligible Property” shall mean (i) any Property which, if excluded from the transactions contemplated hereby, would permit Seller or Purchaser to terminate this Agreement as a result in the failure or non-satisfaction of any of the conditions to Seller’s or Purchaser’s obligation to close title hereunder set forth in Section 2(c) hereof (whether such condition is in favor of Seller or Purchaser alone or is in favor of both Seller and Purchaser) or (ii) any Property with respect to which Seller has undertaken to cure, remedy or abate Objections or Remediation Conditions in response to a notice from Purchaser pursuant to the provisions of Sections 7 or 19 of this Agreement. Without limiting the generality of the foregoing, Purchaser may not terminate this Agreement as to any of the Required Properties.

21.	Tax Appeals.

(a)	If any tax reduction proceedings in respect of a Property relating to any fiscal years prior to the fiscal year in which the Closing occurs are pending at the time of Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same.

(b)	If any tax reduction proceedings in respect of a Property relating to the fiscal year in which the Closing occurs, are pending at the time of Closing, then the following provisions shall apply:

(i)	If such Closing shall occur in the first six (6) months of the tax fiscal year of the Property, Seller reserves and shall have the right to continue to prosecute and/or settle the same;

(ii)	If the Closing shall occur on or after the first six (6) months of the tax fiscal year of the Property, Seller shall assign to Purchaser at the closing all of Seller’s right and interest therein;

(iii)	Purchaser or Seller, as the case may be, shall prosecute and/or settle any proceeding it controls under this Section 21(b), provided, however, that neither party shall settle any such proceeding without the other party’s prior written consent, which consent shall not be unreasonably withheld of delayed.

(c)	Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to the period prior to the date of the applicable Closing shall belong to and be the property of Seller, and any refunds or savings in the payment of taxes applicable to the period from and after the date of the closing shall belong to and be the property of Purchaser; provided, however, that if any such refund creates an obligation to reimburse any tenants under Leases for any rents or additional rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Lease to such tenant) shall, at Seller’s election, either (a) be paid to Purchaser and Purchaser shall disburse the same to such tenants or (b) be paid by Seller directly to the tenants entitled thereto. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Purchaser in proportion to the gross amount of such refunds or savings payable to Seller and Purchaser, respectively (without regard to any amounts reimbursable to tenants).

(d)	The provisions of this Section 21 shall survive the Closing.

22. Notices. All notices hereunder shall be in writing and shall be deemed to have been properly given if personally delivered, sent via facsimile or sent by private overnight express carrier, such as Federal Express, next business day delivery, charges prepaid, addressed to Seller at Wachovia Bank, National Association, 225 Water Street, 8th Floor, Jacksonville, Florida 32202, Attention: Neil C. King, Senior Vice President, facsimile number (904) 489-3544; with a copy to Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York 10104, Attention: Barry C. Ross, Esquire, facsimile number (212) 541-4630, and addressed to Purchaser at 1725 The Fairway, Jenkintown, Pennsylvania 19046, Attention: Mr. Nicholas S. Schorsch, facsimile number (215) 887-2585; with a copy to Morgan, Lewis Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, Attention: Eric L. Stern, Esquire, facsimile number (215) 963-5001. Notices by the parties may be given on their behalf by their respective counsel. Notice shall be deemed to have been given upon the date of delivery, if personally delivered, or sent via facsimile or one business day after the date of deposit if sent by private overnight express carrier, next business day delivery.

23. No Survival. Except as otherwise provided, none of the provisions of this Agreement shall survive Closing and delivery of any of the Deeds or Overlease Assignments and Assumptions, as applicable.

24. Further Assurances. From time to time and at the request of either Seller or Purchaser (whether before, at or after the Closing), the other party shall execute, acknowledge and deliver such other and further documents as the requesting party may reasonably request to effectuate the provisions of this Agreement. The provisions of this Section 24 shall survive the expiration or earlier termination of this Agreement.

25.	Lease Agreements, Leases, Overleases and the Master Agreement.

(a)	At Closing, Seller shall, as tenant of the Leased Premises and Release Premises under the Lease Agreements, execute and deliver to Purchaser and Purchaser’s lender, a Seller Tenant Estoppel covering each Lease Agreement.

(b)	At such times during the Due Diligence Period as Seller deems appropriate, Seller shall deliver a written request (i) to each tenant listed on the Rent Roll, to execute and deliver a Tenant Estoppel, (ii) to each lessor under an Overlease, to execute and deliver an Overlease Estoppel, (iii) to each lessor under an Overlease affecting an Overlease Recognition Agreement Property, to execute and deliver an Overlease Recognition Agreement, (iv) to each party in interest to a reciprocal easement agreement affecting a Property (an “REA”), to execute and deliver an REA Estoppel and (v) to each overlessor under a Restricted Overlease, to execute and deliver a Consent. Seller shall use commercially reasonable efforts to obtain and deliver the aforesaid instruments, but in no event shall Seller be required to make any payments or commence any litigation in seeking such instruments.

(c)	With respect to each Overlease Recognition Agreement Property, it shall be a condition to Seller’s obligation to close title hereunder that the lessor under the Overlease affecting such Overlease Recognition Agreement Property executes and delivers to Seller on or before Closing an Overlease Recognition Agreement.

(d)	With respect to each Property that consists of a Leasehold Estate, it shall be a condition to Purchaser’s obligation to close title hereunder that Seller delivers to Purchaser at Closing either (x) an Overlease Estoppel or (y) a Seller Overlease Estoppel.

(e)	With respect to each Property that is subject to an REA, it shall be a condition to Purchaser’s obligation to close title hereunder that Seller delivers to Purchaser at Closing either (x) REA Estoppels from all parties in interest to the REA or (y) Seller REA Estoppels, to the extent required to satisfy the immediately preceding condition.

(f)	If any of the conditions to Closing set forth in Sections 25(c), (d) or (e) remains unsatisfied as of the Closing Date as to any of the Properties, Seller shall be entitled to an adjournment or adjournments of the Closing, not to exceed 75 Business Days in the aggregate, to afford Seller additional time to satisfy the conditions. If Seller does not so adjourn the Closing, or any of the conditions remains unsatisfied as of the expiration of any such adjournment(s), this Agreement shall be deemed terminated as to the affected Properties only, whereupon each such Property shall constitute a “Removed Property”. Upon the termination of this Agreement as to a Removed Property, Seller shall refund the Allocated Deposit for the Removed Property to Purchaser. In addition, Seller shall reimburse Purchaser for the Due Diligence Costs (upon being presented with paid invoices and receipts evidencing such costs) with respect to the Removed Property. Thereafter, this Agreement shall be null and void as to the Removed Property (but shall remain in force and effect with respect to the remaining Properties), and neither party shall have any obligation to the other with respect thereto, except to the extent such obligation expressly survives such termination.

(g)	Upon the termination of this Agreement as to a Removed Property in accordance with the provisions of Section 25(f), Seller may, simultaneously therewith, substitute one or more Substitute Properties for each Removed Property, by providing Purchaser with the Required Substitute Property Information. Notwithstanding the foregoing, Seller, unless permitted by Section 34, may not substitute a Property or Properties for any Removed Property which was earlier substituted for a Removed Property in accordance with the provisions of this Agreement. If Seller substitutes a Substitute Property for a Removed Property, then in lieu of refunding the Allocated Deposit for the Removed Property to Purchaser, there shall be an adjustment of the Downpayment to reflect the substitution of the Substitute Property for the Removed Property (i.e., Seller shall refund to Purchaser the amount by which the Allocated Deposit for the Removed Property exceeds that of the Substitute Property, or Purchaser shall pay to Seller the amount by which the Allocated Deposit for the Substitute Property exceeds that of the Removed Property, as applicable.)

(h)	It shall be a condition to Purchaser’s obligation to close title hereunder to all of the Properties that Seller delivers to Purchaser at Closing either (x) Tenant Estoppels from tenants under Leases demising not less than sixty-five percent (65%) of the square footage demised under all of the Leases as of the Closing Date and/or (y) Seller Third Party Tenant Estoppels, to the extent required to satisfy the immediately preceding condition. The parties acknowledge that, as of the date hereof, there are no precise measurements of the square footage demised under the Leases. Consequently, Seller’s reasonable estimate of such square footage shall control, for purposes of determining Seller’s satisfaction of the condition to Closing set forth in this Section 25(h).

(i)	If the condition to Closing set forth in Section 25(h) remains unsatisfied as of the Closing Date, Seller shall be entitled to an adjournment or adjournments of the Closing, not to exceed seventy five (75) Business Days in the aggregate, to afford Seller additional time to satisfy the condition. If Seller does not so adjourn the Closing, or such condition to Closing remains unsatisfied as of the expiration of any such adjournment(s), Seller shall elect to (i) terminate this Agreement as to all of the Properties or (ii) terminate this Agreement as to one or more of the Properties only, to the extent required to satisfy the condition to Closing set forth in Section 25(h). If Seller terminates this Agreement as to all of the Properties, Seller shall refund the Downpayment to Purchaser. In addition, Seller shall reimburse Purchaser for Due Diligence Costs with respect to the Properties (upon being presented with paid invoices and receipts evidencing such costs). Thereafter, neither party hereto shall have any further obligation to the other, with the exception of those obligations which expressly survive the termination of this Agreement. If Seller terminates this Agreement as to one or more Properties, each Property so terminated shall constitute a “Removed Property”, and Seller shall reimburse Purchaser for the Due Diligence Costs (upon being presented with paid invoices and receipts evidencing such costs) with respect to the Removed Property. Thereafter, this Agreement shall be null and void as to the Removed Property (but shall remain in force and effect with respect to the remaining Properties), and neither party shall have any obligation to the other with respect thereto, except to the extent such obligation expressly survives such termination. Seller may not, however, substitute a Substitute Property for any Property removed from this Agreement pursuant to this Section 25(i).

(j)	Notwithstanding the foregoing provisions of this Section 25, Seller or Purchaser may waive any condition to Closing in its favor enumerated in this Section 25 with respect to the Properties (or any of them), in which event the parties shall close title the Properties (or any of them) in accordance with this Agreement. In such event, Purchaser shall continue to use commercially reasonably efforts to obtain any missing Tenant Estoppels, Overlease Estoppels, REA Estoppels, Overlease Recognition Agreements and Consents for a period of ninety (90) days following the Closing Date. The phrase “commercially reasonable efforts” as used in this Section 25 does not require Seller or Purchaser to declare a default or terminate any of the Leases, pay any sum of money or initiate any litigation to compel the delivery of any document. The provisions of this subsection shall survive Closing.

(k)	With respect to each Property that is subject to a Restricted Overlease (if any), it shall be a condition to Seller’s obligation to close title hereunder that the lessor under the Restricted Overlease execute and deliver to Purchaser on or before

Closing an instrument whereby it consents to Seller’s sale and assignment to Purchaser of Seller’s interest, as tenant, in and to the Restricted Overlease (a “Consent”). If Seller is unable to obtain a Consent as of the Closing Date, Seller shall be entitled to an adjournment or adjournments of the Closing, not to exceed 75 Business Days in the aggregate, to afford Seller additional time to obtain such Consent. If Seller does not so adjourn the Closing, or Seller has not obtained a Consent as of the expiration of any such adjournment(s), Seller shall elect, in its sole discretion, to either (A) execute and deliver to Purchaser at Closing an agreement (an “Overlease Indemnity”) in a form mutually agreeable to Seller and Purchaser (in the exercise of their reasonable judgments) whereby Seller indemnifies Purchaser from and against any damages (other than consequential damages) Purchaser may sustain by reason of Seller’s inability to deliver a Consent, in which event Purchaser shall acquire title to the Property without abatement of the Purchase Price or any claim for damages or otherwise against Seller by reason of Seller’s inability to obtain a Consent, other than any claim which may be made under the Overlease Indemnity or (B) terminate this Agreement as to the affected Property only, whereupon such Property shall constitute a “Removed Property”. If Seller terminates this Agreement as to a Removed Property as provided above, Seller shall refund the Allocated Deposit for the Removed Property to Purchaser. In addition, Seller shall reimburse Purchaser for Due Diligence Costs (upon being presented with paid invoices and receipts evidencing such costs) with respect to the Removed Property. Thereafter, this Agreement shall be null and void as to the Removed Property (but shall remain in force and effect as to the remaining Properties), and neither party shall have any obligation to the other with respect to the Removed Property, except to the extent such obligation expressly survives such termination.

(l)	If Seller terminates this Agreement as to any Removed Property in accordance with the terms of Section 25(k), Seller may, simultaneously therewith, substitute one or more Substitute Properties for the Removed Property by providing Purchaser with notice of substitution setting forth the Required Substitute Property Information. Notwithstanding the foregoing, Seller, unless permitted by Section 34, may not substitute a Property or Properties for any Removed Property which was earlier substituted for a Removed Property in accordance with the provisions of this Agreement. If Seller substitutes a Substitute Property for a Removed Property, then in lieu of refunding the Allocated Deposit for the Removed Property to Purchaser, there shall be an adjustment of the Downpayment to reflect the substitution of the Substitute Property for the Removed Property (i.e., Seller shall refund to Purchaser the amount by which the Allocated Deposit for the Removed Property exceeds that of the Substitute Property, or Purchaser shall pay to Seller the amount by which the Allocated Deposit for the Substitute Property exceeds that of the Removed Property, as applicable.)

(m)	If Seller obtains an Overlease Estoppel from a lessor of a Property that is subject to an Overlease, Seller shall reasonably promptly deliver the same to Purchaser.

Purchaser may thereafter request that the lessor execute and deliver to Purchaser a Supplementary Overlease Estoppel, by executing and delivering to such lessor a Supplementary Overlease Estoppel Request, accompanied by a Supplementary Overlease Estoppel. Simultaneously with Purchaser’s delivery thereof to a lessor under an Overlease, Purchaser shall provide Seller with copies of any Supplementary Overlease Estoppel Requests and Supplementary Overlease Estoppels. Notwithstanding the foregoing provisions of this Section 25(m), (i) Purchaser’s obligation to close title to a Property that is subject to an Overlease shall in no event be conditioned upon Purchaser’s receipt from the lessor of an executed Supplementary Overlease Estoppel and (ii) upon Seller’s receipt of an Overlease Estoppel with respect to a Property, the condition to Closing set forth in Section 25(d) shall be deemed to be finally satisfied, notwithstanding any actual or purported revocation of, or amendment to, an Overlease Estoppel made by a lessor in response to Purchaser’s request for a Supplementary Overlease Estoppel.

(n)	Purchaser shall cause the holder of any mortgage or deed of trust to execute and deliver at Closing, for each Property that is subject to a Lease Agreement, a Mortgage SNDA in the form of Exhibit-D-1 to the Lease Agreement, or in such other form as Seller shall accept in its sole discretion.

(o)	Between the date hereof and the Closing Date, Seller shall prepare a Site Plan for each Property which contains Leased Premises or Release Premises. For purposes of this Agreement, the term “Site Plan” shall mean a site plan of an entire Property, delineating (i) tenant common areas located outside of Buildings, (ii) parking areas reserved for the exclusive use of the tenant under the Lease Agreement and its employees, contractors, licensees and invitees (“Tenant Dedicated Parking Areas”) and (iii) parking areas reserved for use by parties paying a fee therefor (“Separate Charge Parking Areas”). Provided that the Tenant Dedicated Parking Areas delineated on the Site Plan are substantially comparable to those parking areas reserved for the exclusive use of Seller and its employees, contractors, licensees and invitees as of the date hereof, the delineation thereof on the Site Plan shall be final and binding. Provided that the Separate Charge Parking Areas delineated on the Site Plan are substantially comparable to the parking areas reserved for use by parties paying a fee therefor as of the date hereof, the delineation of the Separate Charge Parking Area on the Site Plan shall be final and binding.

(p)	Article XV of each Lease Agreement shall contain provisions particular to that Lease Agreement. Exhibit F annexed hereto contains an omnibus version of Article XV, annotated by footnotes indicating which provisions thereof are appropriate for inclusion in which Lease Agreements. Between the date hereof and the Closing Date, Seller shall complete Article XV of each Lease Agreement in accordance with such footnotes.

(q)	On the Closing Date, Seller shall, with respect to each Lease Agreement:

(i)	insert the Initial ABR Factor in the Lease Agreement;

(ii)	if applicable, annex to the Lease Agreement, as Exhibit B, the floor plan of the Leased Premises, as prepared by an Approved Architect pursuant to the provisions of Section 27(a);

(iii)	if applicable, annex to the Lease Agreement, as Exhibit B-1, the floor plan of the Release Premises, as prepared by an Approved Architect in accordance with the provisions of Section 27(a);

(iv)	annex the Site Plan for the Property to the Lease Agreement as Exhibit A-1;

(v)	incorporate Article XV in each Lease, having completed the same in the manner contemplated by Section 25(p);

(vi)	incorporate, as Article IX of the Lease Agreements affecting the Properties identified on Exhibit C-1 annexed hereto, the provisions contained in Exhibit C-2 annexed hereto;

(vii)	incorporate, as Article IX of the Lease Agreements affecting the Properties identified on Exhibit D-1 annexed hereto, the provisions contained in Exhibit D-2 annexed hereto;

(viii)	incorporate, as Article IX of the Lease Agreements affecting the Properties identified on Exhibit E-1 annexed hereto, the provisions contained in Exhibit E-2 annexed hereto;

(ix)	with respect to each Lease Agreement demising premises in a Linked Property, modify the definition of “Leasehold Estate” contained therein so that it means the estate and interest of the landlord in the Linked Property and the Property or Properties with which it is paired or grouped, including fee title to each such Property and/or the lessee’s interest in an Overlease affecting such Property; and

(x)	otherwise complete the Lease Agreement in accordance with the instructions set forth in the Lease Agreement annexed hereto as Exhibit P.

(r)	At Closing, the parties shall complete (i) Exhibit A to the FSG Indemnity and Guaranty by completing the descriptions of the Overleases affecting the Properties identified on such Exhibit A and (ii) Exhibit B to the FSG Indemnity and Guaranty by describing therein the Lease Agreements affecting Properties acquired by Assignee.

(s)	At Closing, the parties shall complete the Master Agreement in accordance with the instructions set forth in the form of Master Agreement annexed hereto as Exhibit H.

(t)	At Closing, the parties shall complete the Environmental Indemnity in accordance with the instructions set forth in the form of Environmental Indemnity annexed hereto as Exhibit Y.

26.	Capital Amount.

(a)	Between the date of this Agreement and the Closing Date, Seller shall have the right, but not the obligation, to make any of the repairs, replacements or improvements (i) noted on Exhibit Z hereto (as the same may be supplemented from time to time upon the substitution of a Property in accordance with this Agreement), (ii) that Seller is required to perform to cure Violations issued from and after the date hereof by governmental authorities having jurisdiction over a Property or (iii) that Seller, in Seller’s reasonable judgment, determines is necessary to avoid, prior to Closing, (x) imperiling the health, safety or welfare of any person on or about the Property or (y) additional damage to the Property. The foregoing repairs, replacements or improvements are herein collectively referred to as “Capital Work”. The hard and soft costs expended by Seller in connection with Capital Work are herein referred to as the “Capital Amount”. The Capital Amount incurred in connection with any Capital Work shall be added to the Purchase Price for each Property in accordance with the provisions of Section 4. Seller may enter into such contracts and agreements for the performance of Capital Work as Seller deems appropriate, provided that such contracts and agreements shall be consistent with Seller’s customary practices.

(b)	If any Capital Work for a Property containing Leased Premises remains incomplete at Closing, Seller shall on or before Closing furnish Purchaser with Seller’s reasonable estimate of the cost required to complete the same (an “Estimated Capital Work Completion Amount”), which such estimate shall include a reasonably detailed breakdown of the components of such Estimated Capital Work Completion Amount. Seller shall at Closing (pursuant to an instrument in form reasonably satisfactory to Seller and Purchaser) assign to Purchaser all of its right, title and interest in and to all contracts and agreements for the performance of the incomplete Capital Work (collectively, the “Capital Work Contracts”), and Purchaser shall assume all of Seller’s obligations (including payment obligations) under the Capital Work Contracts which first arise or accrue from and after the Closing Date. Purchaser shall thereafter complete the Capital Work pursuant to the Capital Work Contracts (or such other arms-length agreements with third parties as shall be necessary to complete the Capital Work), in accordance with good construction practice and any plans or specifications therefor furnished by Seller to Purchaser. On the sooner to occur of (i) one year after the Closing Date and (ii) ten Business Days (10) days after Purchaser’s completion of Capital Work with respect to a Property, Purchaser shall furnish Seller with a detailed accounting of costs incurred by Purchaser in completing the Capital Work in accordance with the provisions of this Section 26 (the “Actual Capital Work Completion Amount”). If the Actual Capital Work Completion Amount for any Capital Work is less than the Estimated Capital

Work Completion Amount for such Capital Work (the difference being herein referred to as the “Refund Amount”), Purchaser shall, simultaneously with its delivery of the accounting to Seller, pay the Refund Amount to Seller. If the Estimated Capital Work Completion Amount for any Capital Work is less than the Actual Capital Work Completion Amount for such Capital Work, Seller shall pay the difference to Purchaser within ten (10) Business Days of Seller’s receipt of such accounting.

27.	Architect’s Reports.

(a)	Promptly following the date hereof (with respect to the Initial Properties), and promptly following the substitution of a Substitute Property (with respect to the Substitute Properties), Seller shall retain the Approved Architects to prepare, with respect to each Property, a report (the “Architect’s Report”) setting forth (i) the measurements of the Net Rentable Areas of the Buildings and, if applicable, the Leased Premises and the Release Premises, all such measurements to be made in accordance with the BOMA Standard, (ii) floor plans, to the extent applicable, of the Leased Premises and the Release Premises, (iii) if the Property contains Release Premises, a space plan indicating any reconfiguration of floors or common areas necessary properly to perform the Demising Work for such Release Premises, (iv) if the Property contains Release Premises, a reasonably detailed scope of work of the Demising Work for such Release Premises and (v) if the Property contains Release Premises, an estimate of the Demising Work Costs (and each component thereof, i.e., the Primary Demising Work Costs and the Other Demising Work Costs) (such estimate, the “Estimated Demising Work Costs”). If the Service Entrance for a Building is located within Leased Premises, Seller shall also instruct the Approved Architect to estimate the cost required to relocate the Service Entrance to premises outside the Leased Premises in accordance with the provisions of Section 4.2(f) of the Lease Agreement. For purposes of this Agreement, the term “Approved Architect” shall mean the architects or engineers set forth on Exhibit AA hereto. Notwithstanding the foregoing, Seller may engage reputable, independent architects or engineers other than Approved Architects for the preparation of Architect’s Reports upon receipt of Purchaser’s prior written consent, which consent shall not be unreasonably withheld.

(b)	The information and materials described in clauses (iii), (iv) and (v) of Section 27(a) are hereinafter referred to as the “Release Premises Information”. If a Building contains Release Premises, Seller shall instruct the Approved Architect to base the Release Premises Information upon the assumption that the entire Release Premises shall be separated from the Leased Premises. However, Seller, at Seller’s election, may also instruct the Approved Architect to base the Release Premises Information upon multiple assumptions as to the ultimate configuration of the Leased Premises and the Release Premises.

(c)	Upon its completion of an Architect’s Report for a Property, the Approved Architect shall, in accordance with Seller’s instructions, deliver a copy thereof to Seller and Purchaser. During the Consultation Period, the Approved Architect, in accordance with Seller’s instructions, shall make itself available to Seller and Purchaser for consultation with respect to the Architect’s Report. During such consultations, Seller and/or Purchaser may request that the Approved Architect make changes to the Architect’s Report. If the Approved Architect, in its sole discretion, determines that such changes are appropriate, then the Approved Architect shall incorporate such changes in the Architect’s Report. However, the Approved Architect shall be under no obligation to incorporate in the Architect’s Report any changes suggested by Seller or Purchaser, it being understood that the Approved Architect’s determination of the appropriateness of any such changes shall be final and binding. For purposes of this Agreement, the term “Consultation Period” shall mean the fifteen (15) Business Day period immediately following the Approved Architect’s Delivery of an Architect’s Report to Seller and Purchaser.

(d)	If, as of the Closing Date, an Approved Architect has not yet completed an Architect’s Report (after consulting with Seller and Purchaser in accordance with the provisions of Section 27(c)) Seller shall be entitled to an adjournment or adjournments of the Closing to afford the Approved Architect additional time to complete the Architect’s Report.

(e)	If Seller concludes, in its sole discretion, that the Estimated Demising Work Cost set forth in the Architect’s Report with respect to a Property is unduly expensive, Seller may, upon notice to Purchaser on or before the later to occur of (i) Seller’s Election Date and (ii) fifteen (15) Business Days after the Approved Architect finalizes the Architect’s Report (after consulting with Seller and Purchaser in accordance with Section 27(c)), terminate this Agreement as to such Property, whereupon such Property shall constitute a “Removed Property”. Upon the termination of this Agreement as to the Removed Property, Seller shall refund the Allocated Deposit for the Removed Property to Purchaser. In addition, Seller shall reimburse Purchaser for Due Diligence Costs (upon being presented with paid invoices and receipts evidencing such costs) with respect to the Removed Property. Thereafter, this Agreement shall be null and void as to the Removed Property (but shall remain in force and effect as to the remaining Properties), and neither party shall have any obligation to the other with respect to the Removed Property, except to the extent such obligation expressly survives such termination.

(f)	If Seller exercises its right pursuant to Section 27(e) to terminate this Agreement as to a Removed Property, Seller shall be deemed to have waived any condition to Seller’s obligation to proceed to Closing hereunder set forth in Section 2(c) hereof, to the extent that such condition would have been satisfied but for Seller’s termination of this Agreement as to the Removed Property.

(g)	If Seller exercises its right pursuant to Section 27(e) to terminate this Agreement as to a Removed Property, Seller may, simultaneously therewith, substitute one or more Substitute Properties for the Removed Property by providing Purchaser with notice of substitution setting forth the Required Substitute Property Information. Notwithstanding the foregoing, Seller, unless permitted by Section 34, may not substitute a Property or Properties for any Removed Property which was earlier substituted for a Removed Property in accordance with the provisions of this Agreement. If Seller substitutes a Substitute Property for a Removed Property, then in lieu of refunding the Allocated Deposit for the Removed Property to Purchaser, there shall be an adjustment of the Downpayment to reflect the substitution of the Substitute Property for the Removed Property (i.e., Seller shall refund to Purchaser the amount by which the Allocated Deposit for the Removed Property exceeds that of the Substitute Property, or Purchaser shall pay to Seller the amount by which the Allocated Deposit for the Substitute Property exceeds that of the Removed Property, as applicable.)

28.	Purchase Option/Right of First Offer

A.	Purchase Option in favor of SB Jax, Ltd.

(a)	For the purposes of this Section 28(A), the following terms shall have the following meanings:

(i)	“Option Agreement” shall mean that certain Parking and Option Agreement made as of April 20, 1992 between SB JAX, Ltd. (together with its successors and assigns, the “Option Holder”) and First Union National Bank of Florida;

(ii)	“Option Property” shall mean the Parking Garage (as defined in the Option Agreement), which property is also the Property identified on the Property Information Schedule as “Center Square Parking, 100 North Hogan Street, Jacksonville, Florida”;

(iii)	“Purchase Option” shall mean (i) the Call Option (as defined in the Option Agreement) that the Option Holder has with respect to the Option Property pursuant to the Option Agreement as a result of this Agreement and/or (ii) the right of first refusal that the Option Holder has with respect to the Option Property pursuant to the Option Agreement as a result of this Agreement; and

(iv)	“Seller’s Offer Notice” shall mean a written notice, in the form attached hereto as Exhibit EE (as Seller may modify the same in the exercise of its reasonable judgment), pursuant to which Seller notifies Option Holder that Seller intends to sell the Option Property pursuant to this Agreement.

(b)	Purchaser acknowledges that the Option Property is subject to the Purchase Option in favor of Option Holder. Promptly after the execution of this

Agreement, Seller shall deliver Seller’s Offer Notice to Option Holder. Seller shall deliver to Purchaser a copy of any written response by Option Holder to Seller’s Offer Notice after Seller’ receipt thereof.

(c)	As of the date hereof, the Option Property is designated a “Required Property”. If on any date after the date hereof and prior to the Closing Date, the Option Property becomes Encumbered (as defined below), then the Option Property shall be deemed a “Removed Property” and the provisions of Section 7 of this Agreement pertaining to Removed Properties shall apply to the Option Property, mutatis mutandis. For the purposes hereof, the Option Property shall be “Encumbered” on a date if, as of such date (I) Option Holder has acquired title to the Option Property or (II) both (x) the Option Holder has timely exercised a Purchase Option, and (y) the Option Holder’s right to purchase the Option Property pursuant to the exercise of such Purchase Option has not been terminated (by agreement or otherwise) or (III) a lis pendens is filed with respect to the Option Property or an injunction or other order issued by a court of competent jurisdiction is in effect that prohibits Purchaser or Seller from closing title to the Option Property or (IV) there is a pending action or proceeding to compel the sale of the Option Property to Option Holder.

(d)	If the Option Property becomes Encumbered, but on any date thereafter (and prior to the Closing Date) the Option Property is no longer Encumbered, then Seller may (but shall not be obligated to) deliver a notice (“Seller’s Notice of No Encumbrance”) to Purchaser that the Option Property is no longer be Encumbered, in which event: (i) the Option Property shall be deemed a “Required Property”, (ii) all of the terms and conditions of this Agreement applicable to Required Properties shall apply thereto as if the Option Property had not theretofore been Encumbered and deemed a Removed Property, and (iii) Purchaser shall, within two (2) Business Days after its receipt of such notice, deliver to Seller by wire transfer of immediately available funds to such accounts designated by Seller any amounts returned or reimbursed to Purchaser upon the earlier termination of this Agreement with respect to such Option Property as a result of same having become a Removed Property pursuant to Section 28(A)(c) above. If the Option Property has been substituted with a Substitute Property prior to the date of Seller’s Notice of No Encumbrance then, as of such date, this Agreement shall terminate with respect to such Substitute Property, whereupon such Substitute Property shall constitute a “Removed Property” and the provisions of Section 7 of this Agreement pertaining to Removed Properties shall apply to the Substitute Property, mutatis mutandis.

(e)	Seller shall have the right at any time, in Seller’s sole discretion, to terminate this Agreement with respect to the Option Property by notice delivered to Purchaser, whereupon the Option Property shall constitute a “Removed Property” and the provisions of Section 7 of this Agreement pertaining to Removed Properties shall apply to the Option Property, mutatis mutandis. Seller, by notice (“Seller’s Revocation Notice”) to Purchaser, may revoke such termination of this

Agreement with respect to the Option Property, in which event: (x) the Option Property shall be deemed a “Required Property”, (y) all of the terms and conditions of this Agreement applicable to Required Properties shall apply thereto as if the Option Property had not theretofore constituted a Removed Property, and (z) Purchaser shall, within two (2) Business Days after its receipt of such notice, deliver to Seller by wire transfer of immediately available funds to such accounts designated by Seller any amounts returned or reimbursed to Purchaser upon the earlier termination of this Agreement with respect to such Option Property as a result of same having become a Removed Property pursuant to this Section 28(A)(e). If the Option Property has been substituted with a Substitute Property prior to the date of Seller’s Revocation Notice then, as of such date, this Agreement shall terminate with respect to such Substitute Property, whereupon such Substitute Property shall constitute a “Removed Property” and the provisions of Section 7 of this Agreement pertaining to Removed Properties shall apply to the Substitute Property, mutatis mutandis.

(f)	If on the Closing Date the Option Property is not Encumbered (and is thus a Required Property) then Purchaser shall be obligated to close title to the Option Property in accordance with all of the terms and conditions of this Agreement.

(g)	If, on the Closing Date, the Option Property is Encumbered, Seller shall not be obligated to convey to Purchaser and Purchaser shall not be obligated to acquire from Seller title to the Option Property on the Closing Date, but if (i) on or before the date that is one (1) year after the Closing Date (the “OP Outside Date”), the Option Property is no longer Encumbered and (ii) prior to the Closing, the Option Property was not substituted with a Substitute Property, then, at Seller’s election, Purchaser and Seller shall close title to the Option Property in accordance with all of the terms and conditions of this Agreement within thirty (30) days after the earliest date that the Option Property is no longer Encumbered. If the Option Property is Encumbered on the OP Outside Date, this Agreement shall automatically terminate with respect to the Option Property and neither party shall have any obligation to the other with respect thereto, except to the extent such obligation survives termination of this Agreement.

B.	Right of First Offer: Spartanburg.

(a)	For the purposes of this Section 28(B), the following terms shall have the following meanings:

(i)	“Condo Option Holder” shall mean any one of the following: the condominium association and the owners of other units (in each case, in the condominium governed by the Condominium Documents);

(ii)	“Condo Purchase Option” shall mean (i) the right, if any, that a Condo Option Holder has to acquire the Condo Option Property pursuant to the Condominium Documents; and

(iii)	“Seller’s Condo Offer Notice” shall mean a written notice, in the form required by the Condominium Documents, as determined by Seller in the exercise of its reasonable judgment, pursuant to which Seller notifies the Condo Option Holder(s) that Seller intends to sell the Condo Option Property pursuant to this Agreement.

(b)	Purchaser acknowledges that Seller has advised it that the Condo Option Property may be subject to a Condo Purchase Option in favor of one or more Condo Option Holders. Within a reasonable time after the execution of this Agreement, Seller shall determine if the Condo Option Property is subject to Condo Purchase Option and if so shall deliver Seller’s Condo Offer Notice to the appropriate Condo Option Holders. Seller shall deliver to Purchaser a copy of any written response by any Condo Option Holders to Seller’s Condo Offer Notice after Seller’ receipt thereof.

(c)	If on any date after the date hereof and prior to the Closing Date, the Condo Option Property becomes Encumbered (as defined below), then such Condo Option Property shall be deemed a “Removed Property” and the provisions of Section 7 of this Agreement pertaining to Removed Properties shall apply to the Condo Option Property, mutatis mutandis. For the purposes hereof, the Condo Option Property shall be “Encumbered” on a date if, as of such date (I) any Condo Option Holder has acquired title to the Condo Option Property or (II) both (x) any Condo Option Holder has timely exercised a Condo Purchase Option, and (y) any Condo Option Holder’s right to purchase the Condo Option Property pursuant to the exercise of such Condo Purchase Option has not been terminated (by agreement or otherwise) or (III) a lis pendens is filed with respect to the Condo Option Property or an injunction or other order issued by a court of competent jurisdiction is in effect that prohibits Purchaser or Seller from closing title to the Condo Option Property or (IV) there is a pending action or proceeding to compel the sale of the Condo Option Property to a Condo Option Holder.

(d)	If the Condo Option Property becomes Encumbered, but on any date thereafter (and prior to the Closing Date) the Condo Option Property is no longer Encumbered, then Seller may (but shall not be obligated to) deliver a notice (“Seller’s Notice of No Encumbrance”) to Purchaser that the Condo Option Property is no longer be Encumbered, in which event (i) all of the terms and conditions of this Agreement shall apply thereto as if the Condo Option Property had not theretofore been Encumbered and deemed a Removed Property, and (ii) Purchaser shall, within two (2) Business Days after its receipt of such notice, deliver to Seller by wire transfer of immediately available funds to such accounts designated by Seller any amounts returned or reimbursed to Purchaser upon the earlier termination of this Agreement with respect to such Condo Option Property as a result of same having become a Removed Property pursuant to Section 28(B)(c) above. If the Condo Option Property has been substituted with a Substitute Property prior to the date of Seller’s Notice of No Encumbrance then, as of such date, this Agreement shall terminate with respect to such Substitute

Property, whereupon such Substitute Property shall constitute a “Removed Property” and the provisions of Section 7 of this Agreement pertaining to Removed Properties shall apply to the Substitute Property, mutatis mutandis.

(e)	Seller shall have the right at any time, in Seller’s sole discretion, to terminate this Agreement with respect to the Condo Option Property by notice delivered to Purchaser, whereupon the Condo Option Property shall constitute a “Removed Property” and the provisions of Section 7 of this Agreement pertaining to Removed Properties shall apply to the Condo Option Property, mutatis mutandis. Seller, by notice (“Seller’s Revocation Notice”) to Purchaser, may revoke such termination of this Agreement with respect to the Condo Option Property, in which event: (x) the terms and conditions of this Agreement shall apply thereto as if the Condo Option Property had not theretofore constituted a Removed Property, and (y) Purchaser shall, within two (2) Business Days after its receipt of such notice, deliver to Seller by wire transfer of immediately available funds to such accounts designated by Seller any amounts returned or reimbursed to Purchaser upon the earlier termination of this Agreement with respect to such Condo Option Property as a result of same having become a Removed Property pursuant to this Section 28(B)(e). If the Condo Option Property has been substituted with a Substitute Property prior to the date of Seller’s Revocation Notice then, as of such date, this Agreement shall terminate with respect to such Substitute Property, whereupon such Substitute Property shall constitute a “Removed Property” and the provisions of Section 7 of this Agreement pertaining to Removed Properties shall apply to the Substitute Property, mutatis mutandis.

(f)	If on the Closing Date the Condo Option Property is not Encumbered, then Purchaser shall be obligated to close title to such property in accordance with all of the terms and conditions of this Agreement.

(g)	If, on the Closing Date, the Condo Option Property is Encumbered, Seller shall not be obligated to convey to Purchaser and Purchaser shall not be obligated to acquire from Seller title to such property on the Closing Date, but if (i) on or before the date that is one (1) year after the Closing Date (the “Condo OP Outside Date”), such property is no longer Encumbered and (ii) prior to the Closing, such property was not substituted with a Substitute Property, then, at Seller’s election, Purchaser and Seller shall close title to such property in accordance with all of the terms and conditions of this Agreement within thirty (30) days after the earliest date that such property is no longer Encumbered. If such property is Encumbered on the Condo OP Outside Date, this Agreement shall automatically terminate with respect to such property and neither party shall have any obligation to the other with respect thereto, except to the extent such obligation survives termination of this Agreement.

29.	Miscellaneous.

(a)	Each Property identified on the Property Information Schedule as a “Hybrid Property” is comprised of Land and one or more Leasehold Estates. In each instance where this Agreement calls for the performance or satisfaction of any term, covenant or condition with respect to a Property comprised of a Leasehold Estate, the same shall apply to that portion of the Hybrid Property comprised of the Leasehold Estate. In each instance where this Agreement calls for the performance or satisfaction of any term, covenant or condition with respect to a Property comprised of Land, the same shall apply to that portion of the Hybrid Property comprised of Land.

(b)	Neither this Agreement, nor any memorandum thereof, shall be recorded in the office for the recording of deeds or in any other office or place of public record.

(c)	This Agreement and the exhibits attached hereto contain the entire agreement between Seller and Purchaser and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind or nature whatsoever. This Agreement may be modified only by an agreement in writing between the parties hereto.

(d)	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal and legal representatives, successors and permitted assigns; provided, however, that Purchaser may not assign or otherwise transfer this Agreement without the prior written consent of Seller, which Seller may grant or deny in its sole discretion. Notwithstanding the foregoing, no later than fifteen (15) Business Days prior to any date scheduled for Closing herein, Purchaser shall assign Purchaser’s rights to acquire the Properties identified on Exhibit DD annexed hereto to American Financial TRS, Inc. (“Assignee”). Simultaneously with such assignment, Purchaser shall notify Seller thereof, which notice shall be accompanied by a duly executed assignment and assumption agreement wherein such assignee agrees to assume joint and several liability with Purchaser for all of Purchaser’s obligations hereunder (a “Contract Assignment and Assumption”). Purchaser may, upon notice to Seller within (5) Business Days of the substitution of a Property for a Removed Property in accordance with the provisions of this Agreement, elect to assign Purchaser’s right to acquire such Substitute Property to Assignee. If Purchaser fails to furnish Seller with such notice in the time and in the manner hereinbefore prescribed, Purchaser shall acquire the Substitute Property at Closing. If Purchaser furnishes Seller with such notice in the time and in the manner hereinbefore prescribed, Purchaser shall assign its right to acquire the Substitute Property to Assignee no later than fifteen (15) Business Days prior to any date scheduled for Closing herein, and shall simultaneously furnish Seller with notice thereof, accompanied by a Contract Assignment and Assumption, duly executed by Purchaser and Assignee. At Closing, Seller shall execute and deliver to Purchaser those of Seller’s Closing Documents that pertain to Properties to be acquired by Purchaser, while Seller shall execute and deliver to Assignee those of Seller’s Closing Documents that pertain to Properties to be acquired by Assignee. Conversely,

Purchaser shall execute and deliver to Seller those of Purchaser’s Closing Documents that pertain to Properties to be acquired by Purchaser, while Assignee shall execute and deliver to Seller those of Purchaser’s Closing Documents that pertain to Properties to be acquired by Assignee. In addition, the adjustments and pro rations required by Section 12 hereof shall be made between Seller and Purchaser, with respect to those Properties acquired by Purchaser, and Seller and Assignee, with respect to those Properties acquired by Assignee.

(e)	This Agreement shall be governed and construed in accordance with the laws of the State of New York.

(f)	For the purposes of any suit, action or proceeding involving this Agreement, Seller and Purchaser each hereby expressly submit to the jurisdiction of all federal and state courts sitting in the State of New York and consent that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service, provided that a reasonable time for appearance is allowed, and Seller and Purchaser agree that such courts shall have the exclusive jurisdiction over any such suit, action or proceeding commenced by either or both of said parties. In furtherance of such agreement, Seller and Purchaser each agree upon the request of the other party hereof to discontinue (or agree to the discontinuance of) any such suit, action or proceeding pending in any other jurisdiction.

(g)	Seller and Purchaser each hereby irrevocably waive any objection that each such party may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in the State of New York and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(h)	Except when reference is made to Business Days, whenever in this Agreement a period of time is stated as a number of days, it shall be construed to mean calendar days; provided, however, that when any period of time so stated would end upon a Saturday, Sunday, or legal holiday, such period shall be deemed to end upon the next day following which is not a Saturday, Sunday or legal holiday.

(i)	The date and time for the performance of all obligations hereunder shall be deemed to be of the essence of this Agreement. The foregoing shall in no event be deemed to impair any adjournment right of either party hereunder expressly set forth herein.

(j)	If any term or provision of this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement shall not be affected and each such remaining provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(k)	This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. The date of this Agreement shall be the date of Seller’s execution hereof. This Agreement may be executed by facsimile.

(l)	This Agreement and each of the provisions hereof are solely for the benefit of Purchaser and Seller and their permitted assigns. No provisions of this Agreement, or of any of the documents and instruments executed in connection herewith, shall be construed as creating an any person or entity other than Purchaser and Seller and their permitted assigns any rights of any nature whatsoever.

(m)	It is the intention of both parties hereto that, for federal, state and local income, single business or franchise tax purposes, Purchaser will be purchasing on the Closing Date, and Seller will be selling on the Closing Date, the Properties, rather than Purchaser providing a loan to Seller secured by the Properties on the Closing Date.

30. Purchaser’s Representations. Purchaser (and, if applicable, Purchaser’s Affiliate) represents to Seller, which representations shall be true, correct and complete as of the Closing Date and which shall survive Closing, as follows:

(a)	Purchaser is, and at the Closing shall be, a corporation (or limited liability company, or limited partnership, as applicable) duly organized, validly existing, and in good standing under the laws of the state of formation, with full power and authority to conduct its business affairs each state where the Properties are located.

(b)	The execution, delivery and performance of this Agreement, in accordance with its terms, do not violate Purchaser’s articles of incorporation, by-laws, or any contract, agreement, commitment, order, judgment or decree to which Purchaser is a party or by which it is bound.

(c)	The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by all required action of Purchaser and the officers of Purchaser in full compliance with the provisions of Purchaser’s articles of incorporation and by-laws. The person executing this Agreement on behalf of Purchaser is duly authorized to do so.

(d)	Purchaser has the right, power and authority to make and perform its obligations under this Agreement and this Agreement is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

31. Seller’s Representations. Seller represents to Purchaser, which representations shall be true, correct and complete as of the Closing Date hereunder and which shall survive the Closing, as follows:

(a)	Seller is, and at the Closing shall be, a national banking association, duly organized and validly existing, with full power and authority to conduct its business affairs in each state where the Properties are located.

(b)	The execution, delivery and performance of this Agreement by Seller, in accordance with its terms, do not violate Seller’s articles of incorporation, by-laws, or any contract, agreement, commitment, order, judgment or decree to which Seller is a party or by which it is bound.

(c)	The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all required action of Seller and the officers of Seller in full compliance with the provisions of Seller’s articles of incorporation and by-laws. The person executing this Agreement on behalf of Seller is duly authorized to do so.

(d)	Seller has the right, power and authority to make and perform its obligations under this Agreement and this Agreement is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

32.	Indemnification. With respect to and following the Closing on the Properties:

(a)	Purchaser shall indemnify and hold Seller harmless from and against all claims, lawsuits, costs (including reasonable counsel fees), losses, damages and liabilities that arise out of or relate to (i) the presence of any Hazardous Materials in, on or at a Property (or any improvements) at the time of Closing, but only to the extent that the presence of such Hazardous Materials were disclosed in a Phase I Study or Phase II Study obtained by Purchaser, (ii) transactions or operations at a Property on and after the Closing Date, or (iii) any breach by Purchaser of any representation, warranty or covenant of Purchaser contained in this Agreement that survives the Closing. If any claim or lawsuit is made or commenced as to which Seller proposes to demand such indemnification, it shall notify Purchaser with reasonable promptness; provided, however, that any failure of Seller to notify Purchaser shall not relieve Purchaser from its obligations hereunder, except to the extent Purchaser is actually prejudiced by such failure to give notice. Purchaser shall have the option of defending such claim or lawsuit with counsel of its own choosing at its own cost and expense and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Seller and any counsel designated by Seller. Purchaser shall be liable for any settlement of any claim or lawsuit against Seller made with Purchaser’s written consent, which consent shall not be unreasonably withheld.

(b)	Seller shall indemnify and hold Purchaser harmless from and against all claims, lawsuits, costs (including reasonable counsel fees), losses, damages and liabilities that arise out of or relate to (i) third party claims for negligent acts occurring on a Property before the date of the closing of title to such Property, but specifically excluding any matter relating to the physical condition of a Property or the presence of any Hazardous Materials in, on or at a Property (or any improvements) at the time of Closing and (ii) any breach by Seller of any representation, warranty or covenant of Seller contained in this Agreement that survives the Closing. If any claim or lawsuit is made or commenced as to which Purchaser proposes to demand such indemnification, it shall notify Seller with reasonable promptness; provided, however, that any failure of Purchaser to notify Seller shall not relieve Seller from its obligations hereunder, except to the extent that Seller is actually prejudiced by such failure to give notice. Seller shall have the option of defending such claim or lawsuit with counsel of its own choosing at its own cost and expense and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Purchaser and any counsel designated by Purchaser. Seller shall be liable for any settlement of any claim or lawsuit against Purchaser made with Seller’s written consent, which consent shall not be unreasonably withheld.

(c)	The provisions of this Section 32 shall survive the Closing.

33.	Marketing/Confidentiality.

(a)	Prior to Closing, Purchaser shall not market or otherwise offer for sale or lease any of the Properties or any of the premises located thereon. Notwithstanding the foregoing, from and after the expiration of the applicable Due Diligence Period, Purchaser may market or offer for sale the Properties identified on Exhibit BB annexed hereto by listing the same with real estate brokers or otherwise, provided that Purchaser’s marketing materials for such Properties state (and Purchaser otherwise advises prospective purchasers) that such properties are subject to a sale-purchase agreement between Seller and Purchaser and that the sale thereof is accordingly conditioned on the occurrence of Closing hereunder. The right to market certain Properties accorded to Purchaser by this Section 33(a) shall in no event accord additional inspection rights upon Purchaser or any prospective purchaser.

(b)	Each party acknowledges and agrees that this Agreement (or a summary of the terms and conditions hereof) may be included by such party in such party’s filings with such governmental authorities that regulate that party, including the Securities and Exchange Commission (“SEC”), and, if that is the case, such filing shall be available for review by the public, including access through the SEC’s EDGAR Internet search engine and document retrieval system. In addition, each party may be required to disclose the terms and conditions of this Agreement in a press release and be required to disclose the terms and conditions of this Agreement to Seller’s shareholders, investment bankers, investment advisors, money managers, lenders and other interested or affected parties. To the extent required by applicable law, each party authorizes the other to release, distribute, and discuss the terms and conditions of this Agreement as set forth in this Section 33(b) without need for the other party’s prior consent or approval. Notwithstanding the foregoing, each party that wishes to issue a press release shall provide a copy of the same to the other party not less than two (2) Business Days prior to its issuance for review and comment, and the parties agree to cooperate and act reasonably to incorporate changes as requested prior to releasing any statements or information to the news media. Further, each party shall endeavor to provide the other with copies of all the aforesaid filings upon their be filed. In addition, during the five (5) Business Day period commencing on the date hereof, Purchaser agrees that it shall not publicly disclose that it has entered into this Agreement.

34. Seller’s Substitution Right. Notwithstanding any contrary term contained in this Agreement, Seller shall have the right, upon notice to Purchaser from time to time at any time before Closing, to substitute one or more Properties for any Removed Property, if required to satisfy the Operating Lease Condition or the Aggregate Percentage Condition. Any such notice by Seller shall contain the Required Substitute Property Information.

35.	Linked Properties.

(a) Exhibit V annexed hereto contains a schedule wherein certain Properties are paired or grouped with one or more other Properties. Each such Property is hereinafter referred to as a “Linked Property”. If either party hereto terminates this Agreement as to a Linked Property, this Agreement shall automatically terminate as to the Property or Properties with which the Linked Property is paired or grouped. Upon any termination of this Agreement as to a Property which is paired or grouped with a Linked Property in accordance with the provisions of this Section 35(a), such Property, shall become a “Removed Property”. Upon the termination of this Agreement as to a Removed Property, Seller shall refund the Allocated Deposit for the Removed Property to Purchaser. In addition, Seller shall reimburse Purchaser for Due Diligence Costs (upon being presented with paid invoices and receipts evidencing such costs) with respect to the Removed Property. Thereafter, this Agreement shall be null and void as to the Removed Property (but shall remain in force and effect as to the remaining Properties), and neither party shall have any obligation to the other with respect to the Removed Property, except to the extent such obligation expressly survives such termination.

(b) Upon the termination of this Agreement as to a Removed Property in accordance with the provisions of Section 35(a), Seller may, simultaneously therewith, substitute one or more Substitute Properties for the Removed Property, by providing Purchaser with the Required Substitute Property Information. If Seller substitutes a Substitute Property for a Removed Property, then in lieu of refunding the Allocated Deposit for the Removed Property to Purchaser, there shall be an adjustment of the Downpayment to reflect the substitution of the Substitute Property for the Removed Property (i.e., Seller shall refund to Purchaser the amount by which the Allocated Deposit for the Removed Property exceeds that of the Substitute Property, or Purchaser shall pay to Seller the amount by which the Allocated Deposit for the Substitute Property exceeds that of the Removed Property, as applicable.)

36. Property Audits. Promptly following the date hereof, Seller shall engage KPMG LLP, Seller’s independent, outside accounting firm, to prepare, at Purchaser’s sole cost and expense, in conformity with the requirements of Rule 3-14 of Regulations S-X promulgated by the SEC, a combined statement of revenues and certain expenses relating to the operation of the Properties for (i) the calendar year ending December 31, 2003 and (ii) the calendar quarter ending March 31, 2004 (collectively, the “Property Audits”). Promptly following Purchaser’s reasonable request therefor, Seller shall cause KPMG LLP to update the Property Audits, at Purchaser’s sole cost and expense, through the end of the calendar quarter preceding the calendar quarter in which the Closing occurs.

37. No Offer. This Agreement shall neither be deemed an offer to sell nor shall it bind, obligate or be effective against Seller unless and until (a) the Agreement has been approved in writing by Seller’s appropriate management authority and (b) this Agreement has been fully executed by Seller and Purchaser and an executed copy is delivered to both parties hereto.

38. No Liability. No individual officers, directors, shareholders, agents or representatives of Seller or of Purchaser shall have any personal liability under this Agreement, either for the observance or performance of such party’s rights, duties or obligations hereunder, or for the default of such party to observe and perform its obligations hereunder, or under any document executed in connection with the transactions contemplated hereby, or otherwise.

39. Radon Notice. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the date first written above.

SELLER

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Neil C. King, Senior Vice President

Date of Execution: May 10, 2004

PURCHASER

FIRST STATES INVESTORS 3300, LLC

By:
Glenn Blumenthal, Vice President

Date of Execution: May 10, 2004

Property Information Schedule

Exhibit A - As of Apr 30, 2004

PID	POPULAR NAME	ADDRESS	CITY	STATE	Initial Estimated Purchase Price (Apr 30, 2004)*	Estimated Net Rentable Area of Leased Premises	Estimated Net Rentable Area of Release Premises	Estimated Net Rentable Area of Building	Estimated Occupancy Percentage (for Properties containing Leased Premises)	Estimated Monthly Operating Expense Factor (for Properties containing Leased Premises)	Leasehold Estate	Hybrid Property	Required Property
410439	North Washington Branch	330 N Washington St	Alexandria	VA	3,967,558	15,857	4,500	22,231	71%	8,526	No	No	No

410403	Claremont Branch	4651 King St	Alexandria	VA	1,309,601	4,800	3,500	12,000	40%	3,106	No	No	No

506863	Amherst - South Main	258 S Main St	Amherst	VA	168,868	3,792	1,500	6,792	56%	2,413	No	No	No

410170	Main Office	3559 Fairystone Park Hwy	Bassett	VA	770,008	12,472	4,564	21,600	58%	6,416	No	No	No

410164	Blacksburg	200 N Main St	Blacksburg	VA	478,953	7,128	1,845	8,973	79%	6,200	No	No	No

506865	Brookneal Brookneal	227 Main St	Brookneal	VA	163,467	5,602	2,000	7,602	74%	3,717	No	No	No

506728	Charlottesville Western Region HQ	123 E Main St	Charlottesville	VA	4,139,713	51,295	—	68,700	75%	26,625	No	No	No

506893	Christiansburg Main	4 E Main St	Christiansburg	VA	204,690	3,500	6,000	15,500	23%	5,245	No	No	No

410218	Clintwood	80 Main Street	Clintwood	VA	729,724	7,631	2,000	12,000	64%	3,911	No	No	No

503578	Wheat Innsbrook Centre I	10700 N Park Dr	Glen Allen	VA	3,180,471	100,523	—	100,523	100%	65,033	No	No	No

503580	Wheat Innsbrook Centre II	10750 Wheat First Drive	Glen Allen	VA	15,541,375	117,892	—	117,892	100%	76,270	No	No	No

410222	Market Street Office	141 E Market St	Harrisonburg	VA	1,210,314	10,679	12,512	23,191	46%	5,880	No	No	No

503106	21st and Granby	2014 Granby St	Norfolk	VA	958,114	9,300	3,500	12,800	73%	4,114	No	No	No

503038	Downtown Petersburg	20 Franklin St	Petersburg	VA	630,038	4,000	3,955	8,105	49%	3,379	No	No	No

410157	Richlands	201 Suffolk Ave	Richlands	VA	416,859	2,125	2,000	6,125	35%	5,625	No	No	No

PID	POPULAR NAME	ADDRESS	CITY	STATE	Initial Estimated Purchase Price (Apr 30, 2004)*	Estimated Net Rentable Area of Leased Premises	Estimated Net Rentable Area of Release Premises	Estimated Net Rentable Area of Building	Estimated Occupancy Percentage (for Properties containing Leased Premises)	Estimated Monthly Operating Expense Factor (for Properties containing Leased Premises)	Leasehold Estate	Hybrid Property	Required Property

410201	WVOC-Four Story Operations	7711 Plantation Rd	Roanoke	VA	18,883,316	425,590	—	425,590	100%	179,802	No	No	No

506804	Vienna Tyson’s Corner	8117 Leesburg Pike	Vienna	VA	2,100,774	7,200	10,000	17,200	42%	5,476	No	No	No

506832	Virginia Beach Pembroke	125 Independence Blvd	Virginia Beach	VA	2,750,775	25,350	—	25,350	100%	11,602	No	No	No

506746	Warrenton Broadview	155 Broadview Ave Ste 100	Warrenton	VA	789,482	5,306	3,288	8,594	62%	4,427	No	No	No

506841	Williamsburg Main	1006 Richmond Rd	Williamsburg	VA	570,938	9,136	3,486	15,900	57%	6,076	No	No	No

190117	Pikesville Branch & Op.	1515 Reisterstown Rd	Baltimore	MD	1,370,086	4,000	—	20,522	19%	7,861	No	No	No

353360	Bristol Office	244 Radcliffe St	Bristol	PA	208,837	10,691	—	14,691	73%	4,220	No	No	No

353365	Doylestown Office	115 W Court St	Doylestown	PA	306,049	9,170	—	14,070	65%	5,141	No	No	No

035704	Hanover	22 Carlisle St	Hanover	PA	846,662	18,290	—	28,290	65%	6,090	No	No	No

353334	Jenkintown Financial Center	400-406 Old York Rd	Jenkintown	PA	522,520	8,999	—	20,089	45%	9,658	No	No	No

035713	Lancaster Square	100 North Queen Street	Lancaster	PA	4,396,580	80,279	—	82,560	97%	48,305	No	No	No

035715	Lebanon	801 Cumberland St	Lebanon	PA	709,277	6,433	—	11,282	57%	5,965	No	No	No

353329	Media Office	217 W Baltimore Pike	Media	PA	303,888	10,779	10,000	20,779	52%	7,567	No	No	No

035719	Milford	224 Broad St	Milford	PA	420,267	7,584	—	10,084	75%	3,609	No	No	No

036131	Mount Carmel	50 W 3rd St	Mount Carmel	PA	625,143	9,000	—	14,000	64%	5,151	No	No	No

036134	Mt. Penn Building	23rd & Perkiomen Avenues	Mt. Penn	PA	433,140	9,523	—	14,523	66%	4,840	No	No	No

035723	Norristown	43 E Main Street	Norristown	PA	1,612,359	13,384	8,000	24,384	55%	7,787	No	No	No

035698	Plaza	101 N Independence Mall East	Philadelphia	PA	23,765,360	575,981	—	587,237	98%	457,558	No	No	No

035278	Independence Hall	601 Chestnut St	Philadelphia	PA	782,074	5,037	—	7,537	67%	7,417	No	No	No

PID	POPULAR NAME	ADDRESS	CITY	STATE	Initial Estimated Purchase Price (Apr 30, 2004)*	Estimated Net Rentable Area of Leased Premises	Estimated Net Rentable Area of Release Premises	Estimated Net Rentable Area of Building	Estimated Occupancy Percentage (for Properties containing Leased Premises)	Estimated Monthly Operating Expense Factor (for Properties containing Leased Premises)	Leasehold Estate	Hybrid Property	Required Property
354818	Castor Avenue Office	7048 Castor Ave	Philadelphia	PA	1,061,783	9,290	—	17,290	54%	5,956	No	No	No

353304	Phoenixville Office	101 S Main Street	Phoenixville	PA	285,926	10,847	5,000	19,347	56%	5,189	No	No	No

035474	Pittston	1 South Main Street Pittston Bypass	Pittston	PA	345,791	7,250	—	13,750	53%	13,214	No	No	No

035483	Pottstown	401 E High St	Pottstown	PA	229,009	3,500	—	6,500	54%	4,734	No	No	No

035731	Scranton Downtown	130 Wyoming Ave	Scranton	PA	807,448	18,000	—	18,000	100%	30,839	No	No	No

353452	West Chester Office	17 N. High Street	West Chester	PA	554,571	27,803	—	27,803	100%	9,574	No	No	No

354352	Main Office	24 W Market St	Wilkes Barre	PA	600,529	—	3,000	39,901	0%	—	No	No	Yes

354152	Wind Gap Office	1 N. Broadway St(ATM) Rt. 512&33	Wind Gap	PA	314,718	6,890	—	11,390	60%	2,630	No	No	No

035592	Spring Ridge	1 Meridian Blvd	Wyomissing	PA	26,942,200	—	—	395,000	0%	—	No	No	Yes

035692	York Square	12 E Market St	York	PA	1,036,448	32,830	—	35,830	92%	15,380	No	No	No

317135	Kingston Office	235 Fair St	Kingston	NY	606,857	3,500	—	7,000	50%	2,797	No	No	No

317134	New Paltz Office	29 Main St	New Paltz	NY	465,955	6,000	—	15,500	39%	4,872	No	No	No

284547	Brick Office	Rt. 70 & Cedarbridge Road	Brick	NJ	1,314,954	15,300	—	21,300	72%	7,790	No	No	No

280867	Cranford Office & Drive-In	2 North Ave W	Cranford	NJ	695,471	7,934	—	14,434	55%	15,025	No	No	No

035702	Haddon Township	600 W Cuthbert Boulevard	Haddon Township	NJ	3,520,320	75,700	—	75,700	100%	68,459	No	No	No

035260	Hillside	1221 Liberty Ave	Hillside	NJ	256,774	6,479	—	11,479	56%	4,728	No	No	No

285019	Morristown Office	21 South St	Morristown	NJ	4,199,084	44,935	11,000	55,935	80%	30,164	No	No	No

280837	NBOC Operations Center	100/300 Fidelity Plaza	North Brunswick	NJ	10,914,554	178,851	81,550	260,401	69%	196,922	No	No	Yes

280838	North Brunswick Annex	100/300 Fidelity Plaza	North Brunswick	NJ	2,027,877	27,694	—	27,694	100%	16,159	No	No	Yes

PID	POPULAR NAME	ADDRESS	CITY	STATE	Initial Estimated Purchase Price (Apr 30, 2004)*	Estimated Net Rentable Area of Leased Premises	Estimated Net Rentable Area of Release Premises	Estimated Net Rentable Area of Building	Estimated Occupancy Percentage (for Properties containing Leased Premises)	Estimated Monthly Operating Expense Factor (for Properties containing Leased Premises)	Leasehold Estate	Hybrid Property	Required Property
280901	Paterson Market Street	167 Market St & 9 Colt St	Paterson	NJ	961,103	16,482	—	27,232	61%	13,393	No	No	No

035551	Pennington	2 North Highway 31	Pennington	NJ	2,070,013	11,544	—	11,544	100%	4,205	No	No	No

035727	Perth Amboy	214 Smith St	Perth Amboy	NJ	802,660	6,384	—	24,384	26%	17,132	No	No	No

280851	Red Bank-Main Office	303 Broad St	Red Bank	NJ	1,789,420	27,500	—	27,500	100%	24,973	No	No	No

280326	Scotch Plains Office	460 Park Ave	Scotch Plains	NJ	453,325	6,455	—	13,955	46%	6,736	No	No	No

281047	South Amboy Office	116 North Broadway & Augusta Street	South Amboy	NJ	597,116	4,782	—	11,152	43%	4,628	No	No	No

281110	Succasunna Office	Route #10 and South Street	Succasunna	NJ	338,274	5,900	2,000	10,900	54%	6,271	No	No	No

284562	Main Street Office	40 Main St	Toms River	NJ	1,671,380	41,905	5,045	46,950	89%	23,250	No	No	No

280248	Trenton-Brunswick Ave. Office	891 Brunswick Ave	Trenton	NJ	599,590	7,400	4,500	11,900	62%	10,013	No	No	No

284421	Union-Larchmont Office	2500 Morris Ave	Union	NJ	1,174,935	8,068	—	12,568	64%	6,711	No	No	No

281118	Washington Off. & Parking Lot	2 W Washington Ave	Washington	NJ	341,293	10,520	—	25,520	41%	11,946	No	No	No

055238	East Haven	339 Hemingway Ave	East Haven	CT	835,698	3,350	—	10,000	34%	4,028	No	No	No

050445	Whalley Norton	388 Whalley Ave	New Haven	CT	324,312	3,906	—	5,906	66%	5,537	No	No	No

055923	Norwalk Office	637 West Ave & Chapel Street	Norwalk	CT	1,446,416	16,269	10,000	26,269	62%	7,022	No	No	No

055534	Trap Falls Office	5 Research Dr	Shelton	CT	7,096,983	26,865	60,000	86,865	31%	69,407	No	No	No

055200	1 Jefferson Square	1 Jefferson Sq	Waterbury	CT	2,034,990	50,532	—	50,532	100%	45,724	No	No	No

050446	Woodbridge Tenants	260 Amity Rd	Woodbridge	CT	567,164	3,840	—	12,000	32%	4,512	No	No	No

506500	Anderson Main	1101 North Main Street	Anderson	SC	1,521,336	16,200	—	19,200	84%	4,553	No	No	No

506584	Beaufort Main Financial Center	1011 Bay Street	Beaufort	SC	1,938,726	16,620	4,000	24,366	68%	4,582	No	No	No

PID	POPULARNAME	ADDRESS	CITY	STATE	Initial Estimated Purchase Price (Apr 30, 2004)*	Estimated Net Rentable Area of Leased Premises	Estimated Net Rentable Area of Release Premises	Estimated Net Rentable Area of Building	Estimated Occupancy Percentage (for Properties containing Leased Premises)	Estimated Monthly Operating Expense Factor (for Properties containing Leased Premises)	Leasehold Estate	Hybrid Property	Required Property

506538	Bennettsville Main Financial Center	145 Broad St	Bennettsville	SC	200,064	4,000	4,000	8,000	50%	3,012	No	No	No

506535	Camden Camden Main	519 East Dekalb Street	Camden	SC	941,031	4,502	—	8,502	53%	3,154	No	No	No

506558	Charleston 16 Broad	16 Broad St	Charleston	SC	4,135,818	56,911	—	57,531	99%	18,120	No	No	No

506618	Columbia Greystone Administrative Ctr	101 Greystone Blvd	Columbia	SC	9,519,529	246,720	—	246,720	100%	103,256	No	No	No

506619	Columbia Browning Rd. Ops. Center	1628 Browning Rd	Columbia	SC	14,189,776	—	208,892	208,892	0%	—	No	No	Yes

507744	Columbia Browning Road Annex	1628 A Browning Rd	Columbia	SC	2,147,447	—	8,497	8,497	0%	—	No	No	Yes

506577	Dillon Main	601 Highway 301 N	Dillon	SC	171,435	4,500	—	8,500	53%	2,408	No	No	No

506516	Spartanburg Main	101 N Pine St	Spartanburg	SC	3,227,451	20,000	—	40,000	50%	16,391	No	No	No

506544	Sumter Main	4 North Washington Street	Sumter	SC	1,118,318	8,053	—	15,553	52%	4,706	No	No	No

506231	Asheville Main Retail	1 Haywood St	Asheville	NC	2,546,614	52,600	—	83,000	63%	38,168	No	No	No

506247	Belmont Main	32 N Main St	Belmont	NC	48,367	7,535	—	21,380	35%	4,015	No	No	No

507246	Burlington	500 S Main St	Burlington	NC	1,541,347	16,907	—	29,032	58%	11,427	No	No	No

507732	Vanguard Centre	5225 77 Center Dr	Charlotte	NC	3,349,324			52,729	0%	—	No	No	Yes

250104	Main Office	55 E Main St	Franklin	NC	397,098	6,440	—	13,440	48%	3,985	No	No	No

506097	Goldsboro	301 East Ash Street	Goldsboro	NC	930,762	15,745	—	29,429	54%	6,187	No	No	No

506215	Hendersonville	301 South Main Street	Hendersonville	NC	1,589,772	14,800	—	14,800	100%	4,447	No	No	No

251272	Mortgage Center	1100 Corporate Center Dr	Raleigh	NC	50,813,141	449,914	—	449,914	100%	245,322	No	No	No

251318	Market St.	201 E Market St	Smithfield	NC	589,062	4,620	—	8,586	54%	4,971	No	No	No

506159	Thomasville	804 Randolph St	Thomasville	NC	886,485	4,914	—	8,930	55%	3,027	No	No	No

PID	POPULAR NAME	ADDRESS	CITY	STATE	Initial Estimated Purchase Price (Apr 30, 2004)*	Estimated Net Rentable Area of Leased Premises	Estimated Net Rentable Area of Release Premises	Estimated Net Rentable Area of Building	Estimated Occupancy Percentage (for Properties containing Leased Premises)	Estimated Monthly Operating Expense Factor (for Properties containing Leased Premises)	Leasehold Estate	Hybrid Property	Required Property

506238	Williamston	205 W Main St	Williamston	NC	223,653	6,378	—	10,378	61%	2,628	No	No	No

506101	Wilmington Main	101 N Front St	Wilmington	NC	615,427	—	—	44,467	0%	—	No	No	No

506280	West End Center Annex	801 W 4th St	Winston Salem	NC	4,984,785	87,642	—	87,642	100%	10,542	No	No	No

506014	Winston Salem Linden Center	401 Linden St	Winston Salem	NC	18,741,410	177,852	—	177,852	100%	72,269	No	No	No

506281	West End Center	809 West 4 1/2 St	Winston Salem	NC	18,192,133	374,000	—	374,000	100%	191,301	No	No	No

506277	Wachovia Center Tower	100 North Main Street	Winston Salem	NC	37,953,482	296,000	—	543,038	55%	289,751	No	No	No

506258	Wachovia Center Parking Deck	121 Church Street	Winston Salem	NC	1,614,761	—	—	—	0%	—	No	No	No

506290	Wachovia Park Building	101 N Cherry St	Winston Salem	NC	10,589,279	—	—	204,406	0%	—	No	No	Yes

507769	Wachovia Park Parking Deck	125 N Cherry St	Winston Salem	NC	3,474,818	—	—	—	0%	—	No	No	Yes

506278	W S Patterson & Third Parking Lot Nc	Patterson & Third	Winston Salem	NC	214,599	—	—	—	0%	—	No	No	No

506279	Winston Salem Linden Center Parking Lot	4th & Linden St. N.E Parking	Winston Salem	NC	60,325	—	—	—	0%	—	No	No	No

506286	Greenville Sales Finance Center	1451 Thomas Langston Rd	Winterville	NC	9,810,407	106,600	—	106,600	100%	57,830	No	No	No

506975	Atlanta Operations Center	3579 - 3585 Atlanta Ave	Atlanta	GA	36,873,380	331,736	—	331,736	100%	156,447	No	No	No

506325	Canton Operation Center	2780 Marietta Hwy	Canton	GA	1,067,401	—	24,000	24,000	0%	—	No	No	Yes

090182	Columbus Main	101 13th Street	Columbus	GA	3,549,854	48,326	5,300	53,626	90%	21,753	No	No	No

506431	Dalton Main	201 S Hamilton St	Dalton	GA	1,509,315	17,000	—	40,864	42%	9,632	No	No	No

090073	Griffin Main	100 S Hill St	Griffin	GA	3,191,590	9,800	7,200	68,979	14%	24,735	No	No	No

081698	Belle Glade	41 S.W. Ave B	Belle Glade	FL	719,572	6,932	—	12,932	54%	3,760	No	No	No

081702	Ocean Ridge	4600 Ocean Blvd	Boynton Beach	FL	1,624,356	7,293	—	11,904	61%	3,834	No	No	No

PID	POPULAR NAME	ADDRESS	CITY	STATE	Initial Estimated Purchase Price (Apr 30, 2004)*	Estimated Net Rentable Area of Leased Premises	Estimated Net Rentable Area of Release Premises	Estimated Net Rentable Area of Building	Estimated Occupancy Percentage (for Properties containing Leased Premises)	Estimated Monthly Operating Expense Factor (for Properties containing Leased Premises)	Leasehold Estate	Hybrid Property	Required Property

081105	Cape Canaveral	7801 N Atlantic Boulevard	Cape Canaveral	FL	906,489	5,159	—	10,318	50%	5,207	No	No	No

081599	Cocoa	834 N Cocoa Blvd	Cocoa	FL	945,611	5,763	—	11,525	50%	3,692	No	No	No

081114	Dade City	14210 7th St	Dade City	FL	919,246	5,600	5,594	11,194	50%	4,133	No	No	No

081280	Downtown Daytona	130 N Ridgewood Ave	Daytona Beach	FL	1,507,884	9,000	—	22,777	40%	4,849	No	No	No

081286	Deland Main	131 E New York Ave	Deland	FL	880,947	7,000	—	21,681	32%	7,343	No	No	No

082126	Kings Point	6646 W Atlantic Ave	Delray Beach	FL	1,282,296	5,172	—	15,958	32%	5,213	No	No	No

081726	Dunedin	2494 Bayshore Blvd	Dunedin	FL	1,556,831	6,000	6,000	33,073	18%	15,228	Yes	Yes	No

081926	South Fort Myers	12751 S Cleveland Ave	Fort Myers	FL	1,846,853	17,987	—	25,620	70%	10,001	No	No	No

082297	Ft. Myers Downtown	2201 2nd Avenue	Fort Myers	FL	4,104,928	5,000	13,240	65,926	8%	44,061	No	No	No

082308	Ft. Myers Downtown	Union/Broadway & Peck Pkg	Fort Myers	FL	15,551	—	—	—	0%	—	No	No	No

081242	West Hollywood	6015 Washington St	Hollywood	FL	1,296,260	5,257	—	10,514	50%	5,245	No	No	No

081048	Exchange Building	218 W Adams St	Jacksonville	FL	220,228	—	—	32,186	0%	—	No	No	Yes

081049	Hogan Building	170 N Hogan St	Jacksonville	FL	1,058,996	—	17,334	17,334	0%	—	No	No	Yes

081065/ 081870	Center Square & Parking	100 N Hogan St	Jacksonville	FL	3,991,327	—	—	68,909	0%	—	No	No	Yes

081457	Ed Ball Building	214 Hogan St	Jacksonville	FL	24,091,597	—	327,976	388,575	0%	—	Yes	Yes	Yes

081325	Downtown Lakeland	113 S Tennessee Ave	Lakeland	FL	711,669	14,000	—	21,335	66%	6,085	No	No	No

081679	Madison	400 W Base St	Madison	FL	520,561	5,363	—	10,363	52%	5,843	No	No	No

081110	Harbor City Boulevard	1441 N Harbor City Blvd	Melbourne	FL	937,015	8,275	—	16,551	50%	3,874	No	No	No

081653	Miami Springs	4299 NW 36th St	Miami Springs	FL	9,594,781	20,000	62,500	115,750	17%	90,500	No	No	Yes

PID	POPULAR NAME	ADDRESS	CITY	STATE	Initial Estimated Purchase Price (Apr 30, 2004)*	Estimated Net Rentable Area of Leased Premises	Estimated Net Rentable Area of Release Premises	Estimated Net Rentable Area of Building	Estimated Occupancy Percentage (for Properties containing Leased Premises)	Estimated Monthly Operating Expense Factor (for Properties containing Leased Premises)	Leasehold Estate	Hybrid Property	Required Property

081651	Miami Springs Pkg Garage	4299 NW 36th St	Miami Springs	FL	—	—	—	—	0%	—	Yes	No	Yes

082314	East Naples	4901 S. Tamiami Trail	Naples	FL	1,315,029	3,500	—	7,046	50%	3,687	No	No	No

081896	Airport Road	125 N. Airport Pulling Road	Naples	FL	1,770,488	4,000	—	10,774	37%	6,635	No	No	No

082009	Southgate	5211 North U.S. Hwy 19	New Port Richey	FL	447,425	6,209	—	11,209	55%	3,951	No	No	No

081057	Dixie Freeway	401 S Dixie Fwy	New Smyrna Beach	FL	816,489	6,400	—	12,800	50%	3,279	No	No	No

081051	New Warrington Road	21 New Warrington Rd	Pensacola	FL	1,167,450	7,000	—	21,163	33%	6,870	No	No	No

081751	Perry	200 W Main St	Perry	FL	551,856	6,431	—	12,862	50%	3,221	No	No	No

081273	Pompano Beach Operations	1410 SW 3rd St	Pompano Beach	FL	4,045,887	—	47,643	47,643	0%	—	No	No	Yes

081275	Pompano Beach Money Center	1401 SW 3rd St.	Pompano Beach	FL	404,141	—	7,617	7,617	0%	—	No	No	Yes

081722	Jasmine Lakes	10934 U.S. Hwy 19 N	Port Richey	FL	1,526,741	18,212	—	27,626	66%	5,747	No	No	No

081404	Downtown St Petersburg	410 Central Ave	Saint Petersburg	FL	4,046,753	—	38,700	92,699	0%	—	Yes	Yes	Yes

082358	De Soto Square	3200 U.S. 27 South	Sebring	FL	1,026,793	5,700	—	32,222	18%	7,004	No	No	No

506713	Florida Avenue	12233 N Florida Ave	Tampa	FL	1,856,690	8,000	—	15,964	50%	4,386	No	No	No

081853	Riverside	219 Indian River Ave	Titusville	FL	822,740	7,844	—	15,689	50%	5,411	No	No	No

506697	Reflections Two	450 S Australian Ave	West Palm Beach	FL	3,401,116	42,000	—	61,904	68%	48,953	No	No	No

081370	Downtown West Palm	303 Banyan Street (1st Street)	West Palm Beach	FL	5,717,942	16,000	—	41,757	38%	16,284	No	No	No

506699	Westward	2701 Okeechobee Blvd	West Palm Beach	FL	551,183	5,000	—	9,500	53%	5,781	No	No	No

082130	Okeechobee Turnpike	5849 Okeechobee Blvd	West Palm Beach	FL	1,818,126	7,599	—	20,250	38%	8,597	No	No	No

507766	Reflections One	400 S Australian Ave	West Palm Beach	FL	3,527,742	—	—	58,904	0%	—	No	No	No

081062	South Dillard Street	801 S Dillard St	Winter Garden	FL	910,413	5,576	—	10,576	53%	3,181	No	No	No

					523,479,744	5,022,420	1,053,238	8,163,366		3,385,407

*	Net of structural credits.